EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

HOLLYWOOD MEDIA CORP.

AND

KEY BRAND ENTERTAINMENT INC.

Dated as of December 22, 2009

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1	Certain Definitions	1

1.2	Terms Defined Elsewhere in this Agreement	7

1.3	Other Definitional and Interpretive Matters	9

ARTICLE II	SALE AND PURCHASE OF SHARES	11

2.1	Sale and Purchase of Shares	11

ARTICLE III	PURCHASE PRICE	11

3.1	Purchase Price	11

3.2	Deposit Amount; Payment of Purchase Price	11

3.3	Purchase Price Adjustment	12

3.4	Delivery of Shares	14

3.5	Other Closing Deliveries by the Selling Stockholder	14

3.6	Closing Deliveries by Purchaser	14

3.7	Earnout	15

ARTICLE IV	CLOSING AND TERMINATION	18

4.1	Closing Date	18

4.2	Termination of Agreement	18

4.3	Procedure Upon Termination	20

4.4	Effect of Termination	20

4.5	Termination Fee	22

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER	23

5.1	Organization and Good Standing	23

5.2	Authorization of Agreement	23

5.3	Conflicts; Consents of Third Parties	24

5.4	Capitalization	25

5.5	Ownership of Assets and Shares and Transfer of Shares	25

5.6	Subsidiary	26

5.7	Financial Statements	26

5.8	No Undisclosed Liabilities	26

5.9	Absence of Certain Changes or Events	27

5.10	Taxes	27

5.11	Real Property	28

5.12	Tangible Personal Property	28

5.13	Intellectual Property	28

5.14	Material Contracts	29

5.15	Employee Benefits Plans	31

5.16	Labor	32

5.17	Litigation	32

5.18	Compliance with Laws; Permits	32

5.19	Environmental Matters	33

5.20	Financial Advisors	33

5.21	Insurance	34

5.22	Bank Accounts	34

5.23	Net Operating Losses	34

5.24	No Other Representations or Warranties; Schedules	34

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	34

6.1	Organization and Good Standing	34

6.2	Authorization of Agreement	35

6.3	Conflicts; Consents of Third Parties	35

6.4	Litigation	35

6.5	Investment Intention	35

6.6	Financial Advisors	36

6.7	Financial Capability	36

6.8	No Discussions	36

6.9	No Other Representations by Selling Stockholder	36

ARTICLE VII	COVENANTS	37

7.1	Access to Information	37

7.2	Preparation of the Proxy Statement; Shareholders Meeting	37

7.3	Conduct of the Business Pending the Closing	38

7.4	Non-Solicitation	42

7.5	Reasonable Best Efforts	45

7.6	Selling Stockholder Guarantees	45

7.7	Public Announcements	46

7.8	Consents	46

7.9	Non-Competition Agreements	46

7.10	Further Assurances	47

7.11	Preservation of Records	47

7.12	Use of Name	48

7.13	Employment and Employee Benefits.	48

7.14	Financing	50

7.15	Customer Lists and Data Base	50

ARTICLE VIII		50

8.1	Conditions Precedent to Each Party’s Obligation to Effect the Transactions	50

8.2	Conditions Precedent to Obligations of Purchaser	51

8.3	Conditions Precedent to Obligations of the Selling Stockholder	52

ARTICLE IX	TERMINATION OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; SECTION 338(H)(10) ELECTION	52

9.1	Termination of Representations and Warranties	52

9.2	Indemnification by the Selling Stockholder	53

9.3	Indemnification by Purchaser	53

9.4	Procedures	54

9.5	Limits on Indemnification	55

9.6	Section 338(h)(10) Election	57

9.7	Tax Indemnification	58

ARTICLE X	MISCELLANEOUS	59

10.1	Payment of Sales, Use or Similar Taxes	59

10.2	Expenses	59

10.3	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	59

10.4	Entire Agreement; Amendments and Waivers	59

10.5	Governing Law	60

10.6	Notices	60

10.7	Severability	61

10.8	Binding Effect; Assignment	61

10.9	Non-Recourse	62

10.10	Counterparts	62

10.11	Specific Enforcement	62

10.12	Attorneys' Fees	62

Exhibits

Exhibit A:	Terms of Note
Exhibit B:	Form of Warrant
Exhibit C:	Form of Selling Stockholder Release
Exhibit D	Form of Transition Services Agreement
Exhibit E:	Form of Non-Competition Agreement

Schedules

Schedule 1.1(a)	Closing Working Capital Sample Calculations
Schedule 1.1(b)	Knowledge of the Purchaser
Schedule 1.1(c)	Knowledge of the Selling Stockholder
Schedule 5.3(a)	Selling Stockholder’s Conflicts
Schedule 5.3(b)	Selling Stockholder’s Consents
Schedule 5.4(b)	Capitalization
Schedule 5.5(b)	Options/Warrants
Schedule 5.5(c)	Sufficiency of Assets
Schedule 5.6(a)	Subsidiary
Schedule 5.6(b)	Ownership of Subsidiary’ Shares
Schedule 5.7(a)	Financial Statements
Schedule 5.7(b)	GAAP Matters
Schedule 5.8	Undisclosed Liabilities
Schedule 5.10	Taxes
Schedule 5.11	Real Property Leases
Schedule 5.12	Personal Property Leases
Schedule 5.13(a)	Intellectual Property
Schedule 5.13(b)	Intellectual Property Licensing
Schedule 5.13(c)	Intellectual Property Infringement
Schedule 5.14(a)	Material Contracts
Schedule 5.14(b)	Material Contract Defaults
Schedule 5.15(a)	Employee Benefit Plans
Schedule 5.16(a)	Labor and Collective Bargaining Agreements
Schedule 5.16(b)	Labor
Schedule 5.16(c)	List of Employees
Schedule 5.17	Litigation
Schedule 5.18(a)	Violation of Laws
Schedule 5.19	Environmental Matters
Schedule 5.20	Financial Advisors

v

Schedule 5.21	Insurance Policies
Schedule 5.22	Bank Accounts
Schedule 5.23	Net Operating Losses
Schedule 6.3(a)	Purchaser’s Conflicts
Schedule 6.3(b)	Purchaser’s Consents
Schedule 6.6	Financial Advisors
Schedule 7.3(a)(iii)	Transactions with Third Party
Schedule 7.3(b)	Conduct of the Business
Schedule 7.6	Assurance Agreements
Schedule 7.9	Purchaser Competition Covenant
Schedule 7.12	Purchased Marks

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 22, 2009, is by and between Key Brand Entertainment Inc. a Delaware corporation (“Purchaser”), and Hollywood Media Corp., a Florida corporation (the “Selling Stockholder”).

WITNESSETH:

WHEREAS, the Selling Stockholder owns an aggregate of 100 shares of common stock, $0.01 par value per share, of Theatre Direct NY, Inc., a Delaware corporation (“Theatre Direct”), which constitutes all of the issued and outstanding shares of capital stock of Theatre Direct (collectively, the “Shares”);

WHEREAS, the Selling Stockholder desires to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholder, the Shares for the purchase price and upon the terms and conditions hereinafter set forth; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Principles” means GAAP consistently applied using the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Financial Statements.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, Dancap Private Equity Inc., Lawson Ticket, Inc. and Tokyo Broadcasting System, Inc. shall not be deemed Affiliates of Purchaser, and the entity set forth on Schedule 7.9, shall not be deemed an Affiliate of the Selling Stockholder or the Companies.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Closing Working Capital” means the consolidated combined net current assets of the Companies (including all cash and cash equivalents, restricted cash and collateral for bonds), reduced by the consolidated combined current liabilities of the Companies (including any gift cards and gift certificates issued and not redeemed, but excluding any Indebtedness), in each case as of the close of business on the day immediately preceding the Closing Date determined in accordance with the Accounting Principles and disregarding any intercompany balances between the Companies, consistent with the sample calculations set forth on Schedule 1.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01, of Selling Stockholder.

“Companies” means Theatre Direct and its Subsidiaries.

“Confidentiality Agreement” means the confidentiality agreement between Purchaser and Theatre Direct, dated June 27, 2008.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.

“Earnout Amount” means the Level 1 Earnout Amount plus the Level 2 Earnout Amount.

“Earnout Period” means the period from the Closing Date until the end of the tenth full fiscal year of Theatre Direct which occurs after the Closing Date; provided; however, that if the fiscal year of Theatre Direct is changed to any year other than a calendar year after the Closing Date, then the Earnout Period shall be automatically extended to ensure that the Earnout Period includes at least ten full (i.e. 12 month) fiscal years after the Closing Date.

“Earnout Year” means any and each full fiscal year of Theatre Direct during the Earnout Period.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended, and the regulations promulgated pursuant thereto.

“Escrow Agent” shall mean The Bank of New York Mellon.

“Escrow Agreement” means an escrow agreement among Escrow Agent, Purchaser and Selling Stockholder dated as of the date hereof.

“GAAP” means United States generally accepted accounting principles as in effect (i) with respect to financial information prepared on or after the Closing Date, as of the date of this Agreement, and (ii) with respect to historical financial information prepared prior to the Closing Date, as in effect as such applicable time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“Indebtedness” of any Person means, without duplication, (i) the principal of, and accreted value and accrued and unpaid interest in respect of, (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations under capital leases (determined in accordance with GAAP); (iv) all obligations of the type referred to in clauses (i) through (iii) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all of the following: (i) patents and applications therefor (along with all patents issuing thereon), including continuations, divisionals, continuations-in-part, reissues, reexaminations and extensions thereof  (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and trademark rights in internet domain names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, copyrightable works of authorship and mask work rights, (iv) internet domain names and (v) all trade secrets, inventions, formulae, data, improvements, know-how, confidential information, material computer software (including any source code and object code) documentation, engineering and technical drawings, processes, methodologies, and all other proprietary technology utilized in the businesses of the Companies, and all common law rights relating to the foregoing, excluding in this clause (v) any rights in respect of any of the foregoing that comprise or are protected by patents.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Purchaser” means the actual knowledge of those Persons identified on Schedule 1.1(b).

“Knowledge of the Selling Stockholder” means the actual knowledge of those Persons identified on Schedule 1.1(c).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Level 1 Earnout Amount” means $7,000,000 plus the Level 1 Regulatory Earnout Amount, if any.

“Level 1 Regulatory Earnout Amount” means the applicable portion of any reduction to the principal amount of the Note (in accordance with the terms of the Note) as a result of any Adverse Ticketing Regulations (as defined in Exhibit A).

“Level 2 Earnout Amount” means $7,000,000 plus the Level 2 Regulatory Earnout Amount, if any.

“Level 2 Regulatory Earnout Amount” means the applicable portion of any reduction to the principal amount of the Note (in accordance with the terms of the Note) as a result of any Adverse Ticketing Regulations (as defined in Exhibit A).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Material Adverse Effect” means a material adverse effect on (i) the business, results of operations or financial condition of the Companies (taken as a whole) or (ii) the ability of the Selling Stockholder to consummate the Transactions, in each case, other than an effect resulting from or related to an Excluded Matter.  “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Companies operate; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether arising before, on or after the date hereof; (iv) the effect of any action by or omission of Purchaser or its Affiliates with respect to the Transactions or with respect to the Companies (including any breach of this Agreement or the Confidentiality Agreement by Purchaser or its Affiliates); (v) the effect of any changes in applicable Laws or in generally accepted accounting principles or any other applicable accounting standards, or changes in general legal, regulatory or political conditions; (vi) the failure by any of the Companies or the Selling Stockholder to meet internal projections or forecasts (including any projections or forecasts provided to the Purchaser or its Affiliates), analyst expectations or publicly announced earnings or revenue projections, or decreases in Selling Stockholder’s stock price (including as a result of failure to meet such projections, forecasts or analyst expectations); (vii) any action taken by the Selling Stockholder or any of the Companies as contemplated or permitted by this Agreement or with Purchaser’s consent; and (viii) any effect pertaining to the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions, including (1) the impact thereof on relationships, contractual or otherwise, with customers, suppliers, theaters, distributors or partners, (2) any resulting shortfalls or declines in revenue, margins or profitability, (3) the failure to obtain the consent of a counterparty under any Contract listed in Schedule 5.3(a) in connection with the Transactions and (4) any claim or litigation arising from allegations of breach of fiduciary duty with respect to the Selling Stockholder or any of the Companies relating to this Agreement or the Transactions, or disclosure violations in securities filings made in connection with the Transactions.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Companies.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance provided or made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, landlords’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which do not interfere with the operation of the Companies.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Revenues” means, for any Earnout Year, the aggregate gross revenues of the Companies and their respective businesses for such Earnout Year determined in accordance with the Accounting Principles; provided, however, that, (i) with respect to any tickets sold above face value, revenues shall be based on the gross ticket price plus all service fees charged in connection with such sale (and shall in no event be less than the total amounts paid by any customer) and (ii) with respect to any tickets sold at a discount to face value, revenues shall be based on the actual ticket sales price plus all service fees charged in connection with such sale. Revenues shall expressly include (i) any and all revenues from transactions between the Companies, on the one hand, and the Purchaser or any of its Affiliates (other than the Companies), on the other hand, (ii) any and all additional revenues of Purchaser and its Affiliates (other than the Companies) from the resale of tickets acquired from or through the Companies, (iii)  any and all revenues derived or generated from all primary and secondary ticketing sales, including those sold (a) from the license or use of, or by otherwise transacting or operating under, through or with, the domain names www.Broadway.com, www.Theater.com or www.Theatre.com or any similar or derivative internet domain names, or any other internet domain names owned by the Companies as of the Closing Date, (b) over the phone via 1-800-Broadway, or (c) by, through or under any related trade or business names or Intellectual Property of the Companies, (iv) any and all revenues derived or generated from any social networking website and/or mobile platform established, owned or operated by the Companies, Purchaser and/or any of its Affiliates as described in that certain Theater Community Segment Draft of Business Plan, dated July 10, 2009 which was previously provided to the Purchaser, or any similar website, (v) any and all revenues associated with the sale by Purchaser or any of its Affiliates (including the Companies) of tickets to live musical, live theatrical or other live entertainment performances in New York City, New York, (vi) group ticket sales through Theatre Direct or ShowTix to venues that they service as of the Closing Date and any other venues that they service thereafter other than the group ticket sales for shows (A) presented by Broadway Across America, Purchaser or any of its Affiliates outside of New York City, New York or (B) at venues located outside of New York City, New York which are owned by Purchaser or any of its Affiliates, (vii) any and all sales derived from sponsorships and/or sales of advertisements to shows and/or theaters, to the extent not otherwise included in Revenues and (viii) the aggregate amount of any business interruption insurance proceeds received by or on behalf of the Companies in respect of any business interruption(s) net of all costs of obtaining and maintaining such insurance policies.  Unless included above, revenues shall exclude any and all revenues derived or generated from any business contributed to, or processed through, the Companies after the Closing Date by the Purchaser or any of its Affiliates, including revenues derived from ticket sales for performances presented outside of New York City, New York by Broadway Across America, Purchaser or any Affiliate of Purchaser.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by Theatre Direct.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other Tax Authority charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Selling Stockholder, the Companies, or any of their Affiliates.

“Working Capital Target” means $500,000.

1.2           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Acquisition Agreement	7.4(b)
Acquisition Proposal	7.4(d)
Adverse Recommendation Change	7.4(b)
Agreement	Preamble
Allocation Statement	9.6(d)
Assurance Agreements	7.6
Balance Sheets	5.7(a)
Balance Sheet Date	5.7(a)
Balance Sheet Liabilities	5.8
Board of Directors	7.2(b)
Board Recommendation	7.2(b)
Cash Consideration	3.1
Closing	4.1
Closing Cash Consideration	3.3(a)
Closing Date	4.1
Closing Statement	3.3(b)
Closing Working Capital	3.3(b)

Term	Section

Company Benefit Plan	5.15(a)
Company Employee	7.13(a)
Company Pension Plan	5.15(b)
Company Shareholder Approval	5.2
Deposit Account	3.2(a)
Deposit Amount	3.2(a)
Earnout Payment Amount	3.7(c)
Environmental Permits	5.19(a)
ERISA	5.15(a)
Estimated Losses	9.5(f)
Estimated Working Capital	3.3(a)
Excluded Matter	1.1 (in definition of Material Adverse Effect)
Final Working Capital	3.3(e)
Financial Statements	5.7(a)
Financing	6.7
Fundamental Representations	9.1
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Independent Accountant	3.3(c)
Intentional Breach	9.1
JPM	6.7
JPM Consent	8.2(d)
JPM Letter	6.7
Losses	9.2
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.14(a)
Material Note Term	4.4(d)
Multiemployer Plan	5.15(f)
Note	3.1
Notice of Disagreement	3.3(b)
Offerees	7.13(a)
Personal Property Leases	5.12
Proxy Statement	7.2(a)
Purchased Marks	7.12
Purchase Price	3.1
Purchaser	Preamble
Purchaser 401(k) Plan	7.13(c)
Purchaser Documents	6.2
Purchaser Indemnified Parties	9.2
Purchaser’s 125 Plan	7.13(d)
Real Property Lease	5.11
Real Property Leases	5.11
Reimbursement Accounts	7.13(d)
Representatives	7.4(a)

Term	Section

Restraints	8.1(b)
Restricted Business	7.9(a)
Retained Marks	7.12
Section 338(h)(10) Election	9.6(a)
SEC	7.2(a)
Securities Act	6.5
Seller Benefit Plan	5.15(a)
Seller Indemnified Parties	9.3
Selling Stockholder	Preamble
Selling Stockholder Documents	5.2
Selling Stockholder’s 125 Plan	7.13(d)
Shares	Recitals
Shareholders Meeting	7.2(b)
Superior Proposal	7.4(d)
Termination Date	4.2(a)
Termination Fee	4.5
Termination Waiting Period	4.2(h)
Theatre Direct	Recitals
Theatre Direct Common Stock	5.4(a)
Third Party Claim	9.4(a)
Transactions	2.1
Warrant	3.1
WARN Act	5.16(d)

1.3           Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to “$” shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule with respect to other representations and warranties relating to such matter or item to the extent, based on the substance of the disclosure on its face, its relevance to such other Schedule is reasonably apparent.  Disclosure of any item on any Schedule shall not constitute an admission that such item or matter is material or would have a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission that a breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The Selling Stockholder may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.1           Sale and Purchase of Shares.  Upon the terms and subject to the conditions contained herein, on the Closing Date, the Selling Stockholder agrees to sell to Purchaser, and Purchaser agrees to purchase from the Selling Stockholder, the Shares (together with all other transactions contemplated by this Agreement, the “Transactions”).

ARTICLE III

PURCHASE PRICE

3.1           Purchase Price.  The aggregate consideration for the Shares shall be (i) an amount in cash equal to $20,000,000 (the “Cash Consideration”), subject to adjustments pursuant to Section 3.3, plus (ii) a second lien secured promissory note, in the initial principal amount of $8,500,000 issued by the Purchaser to the Selling Stockholder with the terms set forth on Exhibit A (the “Note”), plus (iii) a Warrant, in substantially the form attached as Exhibit B (the “Warrant”), plus (iv) the payments, if any, under Section 3.7, minus (v) the aggregate amount of all Indebtedness of the Companies immediately prior to Closing (other than any such Indebtedness that is intercompany Indebtedness owed by any of the Companies to each other) that is not being retired concurrently with the Closing (clauses (i) through (v), in the aggregate shall be referred to herein as, the “Purchase Price”).

3.2           Deposit Amount; Payment of Purchase Price.  The Purchase Price shall be paid as follows:

(a)           On the date hereof Purchaser shall deliver to the Escrow Agent the sum of $1,200,000 (the “Deposit Amount”) by wire transfer of immediately available funds into an account designated by the Escrow Agent prior to the date hereof (the “Deposit Account”) to be held in accordance with the Escrow Agreement. The Escrow Agent shall retain the Deposit Amount (and all earnings thereon) in the Deposit Account until the earlier of (i) the Closing or (ii) the release thereof in accordance with Section 4.4(d) and the Escrow Agreement. No other funds shall be deposited into the Deposit Account other than earnings on the Deposit Amount.

(b)           On the Closing Date, Purchaser shall pay to the Selling Stockholder an amount equal to the Closing Cash Consideration minus the Deposit Amount (and any earnings thereon) by wire transfer of immediately available funds into an account designated by the Selling Stockholder prior to the Closing and the Escrow Agent shall deliver the Deposit Amount and any earnings thereon to the Selling Stockholder in accordance with the Escrow Agreement.

(c)           On the Closing Date, Purchaser shall deliver to Selling Stockholder the Note, in form and substance reasonably acceptable to Purchaser and Selling Stockholder, duly executed by Purchaser.

(d)           On the Closing Date, Purchaser shall deliver to Selling Stockholder the Warrant, duly executed by Theatre Direct.

3.3           Cash Consideration Adjustment.

(a)           At least three (3) Business Days prior to the Closing Date, the Selling Stockholder shall deliver to Purchaser in writing its good faith estimate of Closing Working Capital, which shall be derived from the applicable amounts contained in the most recent completed financial statements for the calendar month ending prior to the Closing Date (the “Estimated Working Capital”).  If the Estimated Working Capital exceeds the Working Capital Target, then the amount of the Cash Consideration to be paid by Purchaser to the Selling Stockholder at Closing (the “Closing Cash Consideration”) shall equal the Cash Consideration plus the amount of such excess, or if the Working Capital Target exceeds the Estimated Working Capital then the Closing Cash Consideration shall equal the Cash Consideration minus the amount of such excess.  If the Estimated Working Capital equals the Working Capital Target, then there shall be no adjustment to the Cash Consideration under this Section 3.3(a).

(b)           As promptly as practicable, but no later than ninety (90) days after the Closing Date, the Selling Stockholder shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth the Selling Stockholder’s calculation of Closing Working Capital. If Purchaser disagrees with the Selling Stockholder’s calculation of Closing Working Capital set forth in the Closing Statement, Purchaser may, within 30 days after delivery of the Closing Statement, deliver a notice to the Selling Stockholder stating that Purchaser disagrees with such calculation and specifying in reasonable detail those items or amounts as to which Purchaser disagrees and the basis therefor (the “Notice of Disagreement”) and reasonable documentation and evidence of such basis.  Purchaser shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital set forth therein.

(c)           If a Notice of Disagreement shall be duly delivered pursuant to Section 3.3(b), the Selling Stockholder and Purchaser shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital.  If during such period, the Selling Stockholder and Purchaser are unable to reach such agreement, they shall promptly thereafter submit the unresolved issues to Grant Thornton LLP or such other independent accounting firm they mutually agree to select, as the case may be, the “Independent Accountant”) for a binding determination.  Each of Purchaser and the Selling Stockholder agree that it shall not engage, or agree to engage the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Closing Statement and Final Working Capital have been finally determined pursuant to this Section 3.3.  Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter.  Purchaser and the Selling Stockholder shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant.  In making its determination, the Independent Accountant shall consider only those items or amounts set forth in the Notice of Disagreement (and not resolved by the parties) and matters affected thereby, and its determination of the Closing Working Capital shall not be less than the Closing Working Capital set forth in the Notice of Disagreement or more than the Closing Working Capital set forth in the Closing Statement.  The Independent Accountant shall deliver to the Selling Stockholder and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth its calculation of Closing Working Capital, including the basis for and explanation of any difference from the Closing Statement and the Notice of Disagreement.  Such report shall be final and binding upon the Selling Stockholder and Purchaser, shall be deemed a final arbitration award that is binding on Purchaser and the Selling Stockholder, and neither Purchaser nor the Selling Stockholder shall seek further recourse to courts or other tribunals, other than to enforce such report.  Judgment may be entered to enforce such report in any court of competent jurisdiction.  The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.  For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Selling Stockholder’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Selling Stockholder.

(d)           The Selling Stockholder, Purchaser and the Companies shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 3.3, including the making available to the extent necessary of books, records, work papers and personnel.

(e)           If the Final Working Capital exceeds the Estimated Working Capital, the Purchaser shall pay to the Selling Stockholder the amount of such excess as an adjustment to the Cash Consideration, in the manner and with interest as provided in Section 3.3(f).  If the Estimated Working Capital exceeds the Final Working Capital, the Selling Stockholder shall pay to the Purchaser the amount of such excess as an adjustment to the Cash Consideration, in the manner and with interest as provided in Section 3.3(f).  “Final Working Capital” means Closing Working Capital (i) as shown in the Closing Statement delivered pursuant to Section 3.3(a) if no Notice of Disagreement is duly delivered pursuant to Section 3.3(b); or (ii) if a Notice of Disagreement is delivered, (A) as completely agreed to by the Selling Stockholder and Purchaser pursuant to Section 3.3(c) or (B) in the absence of such complete agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.3(c) together with any disputes resolved by the parties prior to submission to the Independent Accountant.

(f)           Any payment pursuant to Section 3.3(e) shall be made at a mutually convenient time and place within five (5) Business Days after Final Working Capital has been determined by wire transfer by Purchaser or the Selling Stockholder, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.  The amount of any payment to be made pursuant to this Section 3.3 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” during the period from the Closing Date to the date of payment calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

3.4           Delivery of Shares.  At the Closing, the Selling Stockholder shall transfer or cause to be transferred to Purchaser, against payment of the Purchase Price therefor as provided in Section 3.2, good and valid title to the Shares, free and clear of any Liens (other than transfer restrictions on subsequent transfers that may apply under applicable law or organizational documents) by causing to be delivered to Purchaser one or more stock certificates representing the Shares, duly endorsed in blank or accompanied by a stock transfer powers.

3.5           Other Closing Deliveries by the Selling Stockholder.  At the Closing, the Selling Stockholder shall deliver or cause to be delivered to Purchaser:

(a)           a certificate of a duly authorized officer of the Selling Stockholder certifying as to the matters set forth in Section 8.2(a) and (b);

(b)           all other books and records relating solely to the Companies, including minute books, stock books, ledgers and registers, corporate seals, if any, and tax records, if not already located on the premises of the Companies;

(c)           all documents required by the lenders under the Credit Agreement to be executed by the Selling Stockholder in connection with the Transactions, in each case consistent with the terms set forth in Exhibit A and in form and substance reasonably acceptable to Selling Stockholder;

(d)           signed resignations of all directors of the Companies, effective immediately as of the Closing;

(e)           an executed release in substantially the form attached hereto as Exhibit C;

(f)           an executed Transition Services Agreement in substantially the form attached hereto as Exhibit D;

(g)           the list of employees pursuant to Section 7.13(f); and

(h)           Non-Competition Agreements executed and delivered by each of Mitchell Rubenstein and Laurie S. Silvers in substantially the form attached hereto as Exhibit E.

3.6           Closing Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to the Selling Stockholder:

(a)           the Closing Cash Consideration in the manner set forth in Section 3.2(b);

(b)           the Note, and all other documents required by the lenders under the Credit Agreement to be executed by Purchaser and/or Theatre Direct in connection with the Transactions and as set forth under Exhibit A, in each case consistent with the terms set forth in Exhibit A and in form and substance reasonably acceptable to Purchaser and Selling Stockholder, duly executed by Purchaser and/or Theatre Direct;

(c)           the Warrant duly executed by Theatre Direct;

(d)           a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.3(a) and (b); and

(e)           an executed Transition Services Agreement in substantially the form attached hereto as Exhibit D.

3.7          Earnout.

(a)           Determination of Net Revenue.  Following each Earnout Year, as promptly as practicable, but no later than five (5) Business Days after the earlier to occur of (A) the completion of the annual audit of Purchaser and its subsidiaries for the applicable Earnout Year and (B) ninety (90) days after the end of such Earnout Year, Purchaser shall prepare and deliver, or cause to be prepared and delivered, to the Selling Stockholder, a copy of the financial statements of the Companies on a consolidated basis (derived from the audited financial statements of Purchaser prepared by a nationally recognized accounting firm, or if such audited financial statements have not been completed, the unaudited financial statement of the Purchaser and its subsidiaries) for the applicable Earnout Year (the “Post-Closing Financial Statements”) along with a statement setting forth Purchaser’s calculation of Revenues (the “Earnout Statement”), along with reasonable supporting or underlying documentation used in the preparation of such statements.  Additionally, as soon as reasonably practicable, but in no event later than sixty (60) days after the end of each fiscal quarter during the Earnout Years, the Purchaser shall prepare and deliver, or cause to be prepared and delivered, to the Selling Stockholder, unaudited quarterly financial statements of the Companies (such statements to be in a form reasonably detailed in order for the Selling Stockholder to review and analyze the financial data related to the calculation of Revenues).  Purchaser shall deliver and furnish the Selling Stockholder any other supporting or underlying documentation pertinent to the Post-Closing Financial Statements and the Earnout Statement as may be reasonably requested by the Selling Stockholder.  With respect to Revenues, the Post-Closing Financial Statements and Earnout Statement shall be prepared in accordance with the Accounting Principles and this Agreement.

(b)           Dispute Procedures.  If Selling Stockholder disagrees with the Purchaser’s calculation of Revenues as set forth on an Earnout Statement, Selling Stockholder may, within 30 days after delivery of the Earnout Statement, deliver a notice to the Purchaser stating that Selling Stockholder disagrees with such calculation and specifying in reasonable detail those items or amounts as to which Selling Stockholder disagrees and the basis therefor (the “Earnout Notice of Disagreement”) and reasonable documentation and evidence of such basis.  Selling Stockholder shall be deemed to have agreed with all other items and amounts contained in the Earnout Statement. If an Earnout Notice of Disagreement shall be duly delivered pursuant to this Section 3.7(b), the Selling Stockholder and Purchaser shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Earnout Amount.  If during such period, the Selling Stockholder and Purchaser are unable to reach such agreement, they shall promptly thereafter submit the unresolved issues to the Independent Accountant for a binding determination.  Each of Purchaser and the Selling Stockholder agree that it shall not engage, or agree to engage the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Earnout Statement has been finally determined pursuant to this Section 3.7.  Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter.  Purchaser and the Selling Stockholder shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant.  In making its determination, the Independent Accountant shall consider only those items or amounts set forth in the Earnout Notice of Disagreement (and not resolved by the parties) and matters affected thereby, and its determination of the Revenues shall not be less than the Revenues set forth in the Earnout Statement or more than the Revenues set forth in the Earnout Notice of Disagreement.  The Independent Accountant shall deliver to the Selling Stockholder and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth its calculation of the Earnout Amount, including the basis for and explanation of any difference from the Earnout Statement and/or the Earnout Notice of Disagreement.  Such report shall be final and binding upon the Selling Stockholder and Purchaser, shall be deemed a final arbitration award that is binding on Purchaser and the Selling Stockholder, and neither Purchaser nor the Selling Stockholder shall seek further recourse to courts or other tribunals, other than to enforce such report.  Judgment may be entered to enforce such report in any court of competent jurisdiction.  The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.  For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Selling Stockholder’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Selling Stockholder.

(c)           Earn-out Payments.  If the Companies achieve Revenues greater than or equal to $125,000,000 in any Earnout Year, then Purchaser shall pay to the Selling Stockholder an amount equal to the Level 1 Earnout Amount.  In addition, if the Companies achieve Revenues greater than or equal to $150,000,000 during any Earnout Year (including any Earnout Year where the Level 1 Earnout Amount may be earned), then Purchaser shall pay to the Selling Stockholder an additional amount equal to the Level 2 Earnout Amount.  Each payment amount referenced in this Section 3.7 shall be referred to herein as a “Earnout Payment Amount” and collectively the “Earnout Payment Amounts”.  Any Earnout Payment Amounts shall be made within five (5) Business Days after the final determination of Revenues for the applicable Earnout Year(s) and shall be made in cash by wire transfer by Purchaser of immediately available funds to an account designated by the Selling Stockholder.

(d)           Post-Closing Covenants.  During the Earnout Period, neither Purchaser or any of its Affiliates shall (i) liquidate, dissolve or wind up the Companies, (ii) compete with the Companies with respect to the sale of tickets to live musical, live theatrical or live entertainment performances in New York City, New York or divert any business or opportunities away from the Companies with respect to the sale of tickets to live musical, live theatrical or live entertainment performances in New York City, New York (except as contemplated in the definition of Revenues), or (iii)  take any other actions, not in the Ordinary Course of Business, with the actual knowledge and intent that such actions are for the primary purpose of reducing or deferring any Revenues in order to avoid or delay payment of an Earnout Amount.  In addition, during the Earnout Period, the Companies shall not enter into any transaction, agreement or arrangements under which the Companies engage or otherwise use a third party to conduct more than an incidental portion of the sale of tickets business conducted by the Companies prior to that time in exchange for a royalty, charge, fee or any other payment, which royalty, charge, fee or other payment is less than the price which would be paid to the Companies if the Companies sold the tickets in question, in lieu of the Companies conducting such sale of tickets business itself.

(e)           Access.  For purposes of complying with the terms set forth in Sections 3.7, Purchaser shall cooperate with and make available to the Selling Stockholder and the Independent Accountant and their respective representatives all information, records, data and working papers as may be reasonably required in connection with the preparation and analysis of the Post-Closing Financial Statements and the Earnout Statement, as the case may be, and the resolution of any disputes thereunder.

(f)           Sale, Transfer or Assignment.  If Purchaser or any of its Affiliates sell, transfer or dispose (through merger, consolidation, reorganization, sale of assets, sale of stock or otherwise) of the Companies or any material part of the Companies' businesses or assets, the calculation of Revenues shall continue to apply as to the Companies (or the successor in a merger, consolidation, reorganization or purchaser in a sale of a material part of the Companies' business or assets) and Purchaser shall require such successor, assignee, purchaser or other acquiror of the Companies or such business or assets to assume the applicable obligations of the Purchaser under this Section 3.7 and the payment of the remaining Earnout Amount, if any, in accordance with its payment terms, as a condition precedent to any such transaction; provided that no such sale, transfer or disposal shall relieve Purchaser of its obligations under this Agreement unless agreed to in writing by the Selling Stockholder.

ARTICLE IV

CLOSING AND TERMINATION

4.1           Closing Date.  The closing of the sale and purchase of the Shares provided for in Section 2.1 (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York, 10153 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

4.2           Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           at the election of the Selling Stockholder or Purchaser on or after June 22, 2010, (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in breach in any material respect of any of its obligations hereunder and provided, further, however, that Selling Stockholder may not terminate this Agreement pursuant to this Section 4.2(a) until the Shareholders Meeting has occurred, provided, further, however, that either party may extend the Termination Date by an additional 30-day period if the SEC reviews and provides written comments to the Proxy Statement and provided, further, that if (i) a Material Adverse Effect has occurred related to a large-scale terrorism event in New York City, New York which causes the lenders under the Credit Agreement to suspend loans to businesses in New York City, New York (for purposes of this Section 4.2(a), such event shall not be an Excluded Matter), and (ii) such suspension of loans has been ongoing for less than thirty (30) consecutive days and is continuing as of the Termination Date, then the Termination Date shall be automatically extended through the earlier of (x) thirty (30) days from the date that such suspension for loans first occurred or (y) the third (3rd) Business Day after such suspension of loans is lifted or removed;

(b)           by mutual written consent of the Selling Stockholder and Purchaser;

(c)           by the Selling Stockholder or Purchaser if the Company Shareholder Approval shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)           by Purchaser, if (i) the Selling Stockholder shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) or (b) and (B) cannot be cured by the Selling Stockholder by the Termination Date; or (ii) if an Adverse Recommendation Change shall have occurred;

(e)           by the Selling Stockholder, if Purchaser shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or (b) and (ii) cannot be cured by Purchaser by the Termination Date; provided, however, that a termination pursuant to this Section 4.2(e) does not constitute an Adverse Recommendation Change;

(f)           by the Selling Stockholder or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.2(f) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(g)           by the Selling Stockholder, if concurrently it enters into a definitive Acquisition Agreement providing for a Superior Proposal, but only so long as: (i) the Selling Stockholder pays or causes to be paid to Purchaser the Termination Fee in accordance with Section 4.5 simultaneously with such termination, (ii) the Board of Directors has determined that such Acquisition Agreement is a Superior Proposal, (iii) the Selling Stockholder shall have given the Purchaser at least three Business Days prior written notice of its intent to terminate this Agreement pursuant to this Section 4.2(g), which notice shall be accompanied by a correct and complete copy of such Superior Proposal and all documents related thereto and (iv) during the three Business Day period following the date on which such notice is given to Purchaser, (A) the Selling Stockholder shall give Purchaser the opportunity to meet with the Selling Stockholder to suggest such modifications to the Transactions that Purchaser may deem advisable, and (B) after taking such proposed modifications into account the Board of Directors has determined that such Acquisition Agreement continues to be a Superior Proposal;

(h)           by the Selling Stockholder, if all of the conditions to Closing set forth in Sections 8.1, 8.2 and 8.3, other than the condition set forth in Section 8.2(d), have been satisfied or waived or are capable of being satisfied at Closing, and the condition set forth in Section 8.2(d) is not satisfied within thirty (30) days thereafter (the “Termination Waiting Period”); provided, however, that if (i) a Material Adverse Effect has occurred related to a large-scale terrorism event in New York City, New York which causes the lenders under the Credit Agreement to suspend loans to businesses in New York City, New York (for purposes of this Section 4.2(h), such event shall not be an Excluded Matter), and (ii) such suspension of loans has been ongoing for less than thirty (30) consecutive days and is continuing as of the end of the Termination Waiting Period, then the Termination Waiting Period shall be automatically extended through the earlier of (x) thirty (30) days from the date that such suspension for loans first occurred or (y) the third (3rd) Business Day after such suspension of loans is lifted or removed; or

(i)            by Purchaser if a Material Adverse Effect occurs which cannot be cured by Selling Stockholder by the Termination Date; provided, however, that for the purpose of this Section 4.2(i), a large-scale terrorism event in New York City, New York that (A) results or that could reasonably be expected to result in a long term and adverse impact on the business of the Companies or (B) which causes the lenders under the Credit Agreement to suspend loans to businesses in New York City, New York for a period of at least thirty (30) consecutive days shall not be deemed to be an Excluded Matter.

4.3         Procedure Upon Termination.  In the event of termination and abandonment by Purchaser or the Selling Stockholder, or both, pursuant to Section 4.2, written notice thereof shall forthwith be given to the other party or parties, specifying the basis for such termination, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser or the Selling Stockholder.

4.4         Effect of Termination.

(a)           In the event that this Agreement is validly terminated in accordance with Sections 4.2 and 4.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, the Companies or the Selling Stockholder, except as provided in Section 4.5; provided, however, that no such termination shall relieve Selling Stockholder from liability for a reasonably foreseeable consequence of an act undertaken (or failure to take an act) by the Selling Stockholder with the actual knowledge and intent that the taking of such act (or failure to take such act) would cause a breach of this Agreement and, provided, further, that this Section 4.4 and Section 4.5 and the obligations of the parties set forth in Article X shall survive any such termination and shall be enforceable hereunder.

(b)           Notwithstanding any provision to the contrary in the Confidentiality Agreement, during the period from the date hereof through the earlier of (i) the Closing and (ii) the date that is one (1) year following the termination of this Agreement pursuant to Section 4.2, Purchaser shall not directly or indirectly, through any Affiliate, officer, director, agent or otherwise, solicit the employment of any employee of the Selling Stockholder or any of its Affiliates, including the Companies, who is a management or key employee of the Selling Stockholder or any of its Affiliates as of the date hereof or at any time during such period.  Furthermore, if this Agreement is validly terminated pursuant to Section 4.2, Purchaser shall not oppose or seek to prevent or frustrate any transaction or agreement that the Selling Stockholder or any of its Affiliates, including the Companies, may propose or enter into relating to the sale of all or any portion of the Companies or the assets of either to any third party.

(c)           The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and nothing in this Section 4.4 shall relieve Theatre Direct or Purchaser of their obligations under the Confidentiality Agreement.

(d)           In the event that this Agreement is validly terminated in accordance with Sections 4.2 and 4.3, the Deposit Amount and earnings thereon, shall be returned to the Purchaser; provided, however, that (i) if such termination was made pursuant to Section 4.2(a) and at the time of such termination (A) the condition set forth in Section 8.2(d) is not satisfied, and (B) there has not been any breach by Purchaser of Section 7.14(a) which is capable of being cured and which has not been cured, then the Selling Stockholder shall be entitled to receive the Deposit Amount, including any earnings thereon, from the Escrow Agent; (ii) if such termination was made pursuant to Section 4.2(h) and at the time of such termination there has not been any breach by Purchaser of Section 7.14(a) which is capable of being cured and which has not been cured, then the Selling Stockholder shall be entitled to receive the Deposit Amount, including any earnings thereon, from the Escrow Agent; or (iii) if such termination was made pursuant to Section 4.2(e) and at the time of such termination the condition set forth in Section 8.2(d) is capable of being satisfied, then the Selling Stockholder shall be entitled to receive the Deposit Amount, including any earnings thereon, from the Escrow Agent, plus reimbursement of all of Selling Stockholder’s costs and expenses incurred in connection with the Transactions (whether incurred before or after the signing of this Agreement) not to exceed $1,200,000; provided further, however, (x) if Selling Stockholder terminates this Agreement under Section 4.2(a), Section 4.2(h) or Section 4.2(e) and under the foregoing clauses (i), (ii) or (iii), as applicable, and the Selling Stockholder would be entitled to receive the Deposit Amount, including any earnings thereon, from the Escrow Agent, and, in the case of a termination under clause (iii), would also be entitled to receive reimbursement of all of Selling Stockholder’s costs and expenses incurred in connection with the Transactions (whether incurred before or after the signing of this Agreement) not to exceed $1,200,000 and (y) if, at the time of such termination, a Material Adverse Effect described in Section 4.2(i) exists which would permit Purchaser to terminate this Agreement if such Material Adverse Effect could not be cured by the Termination Date and which has not been cured by the time of such termination, then the Deposit Amount and earnings thereon, shall be returned to the Purchaser (and not paid to Selling Stockholder) and, in the case of a termination under clause (iii), Selling Stockholder shall not be entitled to reimbursement of any of Selling Stockholder’s costs and expenses incurred in connection with the Transactions (whether incurred before or after the signing of this Agreement).  For the avoidance of doubt, it is hereby acknowledged and agreed that the total amount of the expense reimbursement and the Deposit Amount that the Selling Stockholder shall be entitled to receive pursuant to clause (iii) above, shall not exceed $2,400,000 in the aggregate. The Selling Stockholder’s right to receive the foregoing amounts in the circumstances provided above shall be the exclusive remedy available to the Selling Stockholder against the Purchaser for a termination of this Agreement and upon payment in full of such amounts the Purchaser shall have no further liability for a termination of this Agreement.  Notwithstanding anything to the contrary contained in this subsection, if the condition set forth in Section 8.2(d) is not satisfied because Selling Stockholder fails to execute any document or agreement required by any lender under the Credit Agreement, other than any document or agreement that modifies or is inconsistent with any Material Note Term in a manner adverse to the Selling Stockholder (except such document or agreement may restrict Selling Stockholder's remedies or actions upon the occurrence of any of the events of default or change in control included as a Material Note Term), then the Deposit Amount and any earnings thereon shall be returned by the Escrow Agent to Purchaser.  For the avoidance of doubt, if any restriction on Selling Stockholder's remedies or actions upon the occurrence of any of the events of default or change in control included as a Material Note Term is not satisfactory to Selling Stockholder and Selling Stockholder does not execute the agreement or document containing such restriction and the Closing does not occur, then the Deposit Amount and any earnings thereon shall be returned by the Escrow Agent to Purchaser.  “Material Note Term” shall mean (1) any of the terms of the Second Lien Facilities (as defined in Exhibit A) described under the following headings in Exhibit A: “Principal Amount”, “Adverse Ticketing Regulations”, “Interest Rate”, “Ranking”, and “Security”, (2) the ability of Selling Stockholder to assign or transfer participations in the Note in accordance with the terms described under the heading “Assignments and Participations” in Exhibit A, (3) the events of default and change in control provisions described under the heading “Mandatory Prepayment” in Exhibit A or (4) Purchaser being entitled to make mandatory payments of principal or interest on the Note, including at the maturity date described under the heading “Maturity” in Exhibit A, (other than upon an acceleration due to an event of default) when there is no event of default under the Credit Agreement.  For the avoidance of doubt, the provisions of the Intercreditor Agreement set forth in Exhibit A (other than Purchaser being entitled to make mandatory payments of principal or interest on the Note (other than upon an acceleration due to an event of default) when there is no event of default under the Credit Agreement) shall not be a Material Note Term; provided, however, nothing contained in this Agreement shall require Selling Stockholder to complete the Closing if the Intercreditor Agreement does not contain the terms set forth in Exhibit A  or otherwise is not in a form reasonably satisfactory to Selling Stockholder.

4.5           Termination Fee.

(a)           In the event that:

(i)           (A) an Acquisition Proposal shall have been made to the Selling Stockholder or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Acquisition Proposal, in each case after the date hereof and prior to any termination of this Agreement, and thereafter, (B) this Agreement is terminated by the Selling Stockholder or Purchaser pursuant to Sections 4.2(a) or 4.2(c), and (C) the Selling Stockholder consummates a transaction contemplated by any Acquisition Proposal (for purposes of this clause 4.5(a)(i), clauses (C) and (D) of the definition of Acquisition Proposal are revised to read in their entirety as follows: (C) acquisition of assets of any of the Companies (including securities of subsidiaries, but excluding sales of assets in the Ordinary Course of Business) equal to 50% or more of the Companies’ consolidated assets, as applicable, or to which 50% or more of the Companies’ revenues or earnings, as applicable, on a consolidated basis are attributable or (D) acquisition of 50% or more of the equity securities of Theatre Direct) within fifteen (15) months of the date this Agreement is terminated; or

(ii)           this Agreement is terminated by Purchaser pursuant to Section 4.2(d)(ii); or

(iii)           this Agreement is terminated by the Selling Stockholder pursuant to Section 4.2(g),

then in any such event under clause (i), (ii) or (iii) of this Section 4.5(a), the Selling Stockholder shall pay to Purchaser a termination fee of $1,200,000 in cash (the “Termination Fee”).  In no event shall the Selling Stockholder be required to pay more than one Termination Fee. Purchaser’s acceptance of the Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated. Purchaser’s right to receive a Termination Fee in the circumstances provided in this Agreement is the exclusive remedy available to Purchaser for any failure of the Transactions to be consummated in those circumstances, and the Selling Stockholder shall have no further liability with respect to this Agreement or the Transactions, except liability for an act undertaken (or failure to take an act) by the Selling Stockholder with the actual knowledge and intent that the taking of such act (or failure to take such act) would directly cause a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER

The Selling Stockholder hereby represents and warrants to Purchaser that:

5.1           Organization and Good Standing.  Each of Theatre Direct and the Selling Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each of Theatre Direct and the Selling Stockholder is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.  Selling Stockholder has made available to Purchaser true and correct copies of the articles or certificate of incorporation and bylaws for the Companies as in effect on the date hereof.

5.2           Authorization of Agreement.  The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote (whether present or not) at the Shareholders Meeting or any adjournment or postponement thereof in favor of the adoption of the Transactions (the “Company Shareholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Selling Stockholder which is necessary to adopt this Agreement and approve the Transactions.  The Selling Stockholder has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Selling Stockholder in connection with the consummation of the Transactions (together with this Agreement, the “Selling Stockholder Documents”), and, subject to obtaining the Company Shareholder Approval, to consummate the Transactions.  Except for the Company Shareholder Approval, the execution and delivery of this Agreement and each of the Selling Stockholder Documents and the consummation of the Transactions have been duly authorized by all required corporate action on the part of such Selling Stockholder.  Without limiting the generality of the prior sentence, the Board of Directors of the Selling Stockholder has, at a meeting duly called and held on or prior to the date hereof, (i) adopted and approved this Agreement, (ii) resolved to make the Board Recommendation, and (iii) directed that this Agreement be submitted to the Selling Stockholder’s shareholders for approval.  This Agreement has been, and each of the Selling Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by the Selling Stockholder, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Selling Stockholder Document, when so executed and delivered will constitute, the legal, valid and binding obligation of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3       Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 5.3(a), none of the execution and delivery by the Selling Stockholder of this Agreement or the Selling Stockholder Documents, the consummation of the Transactions, or compliance by the Selling Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Companies or of the Selling Stockholder; (ii) any Contract, or Permit to which the Companies or the Selling Stockholder is a party or by which any of the properties or assets of the Companies or of the Selling Stockholder are bound; (iii) any Order of any Governmental Body applicable to either the Companies or the Selling Stockholder or by which any of the properties or assets of either the Companies or the Selling Stockholder are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth on Schedule 5.3(b), and except for the Company Shareholder Approval no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Companies or the Selling Stockholder in connection with the execution and delivery of this Agreement or the Selling Stockholder Documents or with the compliance by the Selling Stockholder with any of the provisions hereof or thereof, or the consummation of the Transactions.

5.4        Capitalization.

(a)           The authorized capital stock of Theatre Direct consists of 3,000 shares of common stock, $0.01 par value per share (“Theatre Direct Common Stock”).  As of the date hereof, there are 100 shares of Theatre Direct Common Stock issued and outstanding, all of which are held of record by the Selling Stockholder, and no shares of Theatre Direct Common Stock are held by Theatre Direct as treasury stock.  All of the issued and outstanding shares of Theatre Direct Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(b)           Except as set forth on Schedule 5.4(b), there is no existing option, warrant, call, right, or Contract of any character to which Theatre Direct is a party requiring, and there are no securities of Theatre Direct outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock of Theatre Direct or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of Theatre Direct.  Theatre Direct is not party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of Theatre Direct Common Stock.

5.5         Ownership of Assets and Shares and Transfer of Shares.

(a)           The Selling Stockholder is the record and beneficial owner of the Shares, free and clear of any and all Liens and the Selling Stockholder has the corporate power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and valid title to such Shares, free and clear of any and all Liens.

(b)           Except as set forth on Schedule 5.5(b) and except for this Agreement, there is no existing option, warrant, call, right, or Contract of any character to which the Selling Stockholder is a party requiring the Selling Stockholder to transfer or sell any Shares to any Person, and the Selling Stockholder is not the record or beneficial owner of any other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Shares.

(c)           None of the assets of the Companies are subject to any Lien except for Permitted Exceptions.  Except as set forth on Schedule 5.5(c) or services to be provided under the Transition Services Agreement, the Companies own, lease or license all property necessary to carry on their business as now being conducted and none of the assets used in the business of the Companies are owned by Selling Stockholder or any Affiliate of the Company (other than the Companies).

5.6         Subsidiary.

(a)           Schedule 5.6(a) sets forth the name of the Subsidiary and the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner.  Other than as set forth on Schedule 5.6(a), Theatre Direct does not own, directly or indirectly, any Subsidiary.  The Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.  The Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)           The outstanding shares of capital stock of the Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented are owned by the holder identified in Schedule 5.6(a) free and clear of any and all Liens except as set forth on Schedule 5.6(b).  No shares of capital stock are held by the Subsidiary as treasury stock.  There is no existing option, warrant, call, right or Contract to which the Subsidiary is a party requiring, and there are no convertible securities of the Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of the Subsidiary or other securities convertible into shares of capital stock or other equity interests of the Subsidiary.

5.7         Financial Statements.

(a)           Schedule 5.7(a) sets forth the unaudited consolidated balance sheet of the Companies at December 31, 2008 and 2007 and September 30, 2009 and the related unaudited consolidated statement of income of the Companies for the years and nine month period then ended (such unaudited statements including any related notes and schedules thereto, are referred to herein as the “Financial Statements”).  For the purposes hereof, the unaudited balance sheets of the Companies as of September 30, 2009 are referred to as the “Balance Sheets” and September 30, 2009 is referred to as the “Balance Sheet Date”.

(b)           Except as set forth in the notes thereto and as disclosed in Schedule 5.7(b), the Financial Statements have been prepared in accordance with GAAP consistently applied in accordance with past practice and present fairly in all material respects the respective financial position and results of operations of the Companies as of the dates and for the periods indicated therein (except to the extent that they have incomplete notes or do not contain footnotes and other presentation items that may be required by GAAP).

5.8         No Undisclosed Liabilities.  Except as disclosed on Schedule 5.8, the Companies do not have any Liabilities as of the date of this Agreement of the type required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied in accordance with past practice (“Balance Sheet Liabilities”), other than (i) Liabilities reflected in the Financial Statements (including notes and supplemental materials thereto) or the Schedules to this Agreement, (ii) Liabilities incurred after the Balance Sheet Date in the Ordinary Course of Business or as permitted or contemplated under this Agreement, (iii) Liabilities incurred in connection with the Transactions and (iv) Liabilities that would not reasonably be expected to be material to the Companies.

5.9         Absence of Certain Changes or Events.  Since the Balance Sheet Date:

(a)           there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect; and

(b)           the Companies have not sold or otherwise disposed of any material properties or assets, except for dispositions in the Ordinary Course of Business.

5.10      Taxes.  Except as set forth on Schedule 5.10, each of the Companies has timely filed all Federal, state and foreign Tax Returns and reports required to be filed by it, and all Taxes required to be paid by it have either been timely paid or are not yet due, and all such returns and reports are correct and complete in all respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and the Financial Statements of the Companies reflect an adequate reserve for all Taxes payable by the Companies for all taxable periods and portions thereof through the respective dates of such financial statements.  All Taxes required to be withheld by the Companies have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority.  No deficiencies for any Taxes have been proposed, asserted or assessed against the Companies that are still pending.  None of the Tax Returns of a Company filed on or after January 1, 2002 have been examined by any Taxing Authority and no audit, action, proceeding or assessment is pending or threatened by any Taxing Authority against any Company.  No written claim has been made since January 1, 2002 by any Taxing Authority in any jurisdiction (other than jurisdictions where a Company files Tax Returns) that a Company is or may be subject to taxation by that jurisdiction.  No requests for waivers of the time to assess any such Taxes have been made that are still pending.  None of the Companies is liable for the Taxes of any other person as a result of any Law or indemnification provision or other contractual obligation, except for Taxes of the affiliated group the common parent of which is the Selling Stockholder pursuant to applicable Law.  No Company has been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) (other than a group the common parent of which is the Selling Stockholder).  Each Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.  Each Company has not distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.  Each Company has not engaged in any transaction that could give rise to (x) a disclosure obligation with respect to any Person under Section 6111 of the Code or the regulations promulgated thereunder, (y) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations promulgated thereunder, or (z) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the promulgated regulations thereunder. Each Company is not required to make any payments in connection with transactions or events contemplated by this Agreement or is a party to an agreement that would require it to make any payments that would not be fully deductible by reason of Section 162(m) of the Code.  This Section 5.10 represents the sole and exclusive representation and warranty of the Selling Stockholder regarding tax matters of the Companies.

5.11       Real Property.  The Companies do not own any real property in fee.  Schedule 5.11 sets forth a complete list of all leases of real property by the Companies (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) as lessee or lessor.  None of the Companies has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Companies under any of the Real Property Leases.

5.12       Tangible Personal Property.  Schedule 5.12 sets forth all leases of personal property by the Companies (“Personal Property Leases”) involving annual payments in excess of $75,000.  None of the Companies has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a material default by the Companies under any of the Personal Property Leases.

5.13       Intellectual Property.

(a)           Schedule 5.13(a) sets forth (i) a list of all registered Intellectual Property owned by the Companies or the subject of an application for registration including, but not limited to, internet domain names owned by or registered in the name of the Companies and (ii) certain other specified internet domain names identified by agreement of the parties which internet domain names the parties agree shall be assigned and transferred to the Subsidiary at or before Closing as specified in Schedule 5.13(a), it being understood that such internet domain names listed under this clause (ii) consist of certain internet domain names which are currently owned by or registered in the name of the Selling Stockholder or one of its subsidiaries other than Theatre Direct and the Subsidiary as indicated in Schedule 5.13(a); it being further understood that the nature of the ownership or registration of the internet domain names is as described in Schedule 5.13(a).  The Companies own all right, title and interest in and to all Intellectual Property required to be set forth on Schedule 5.13(a).

(b)           Except as set forth on Schedule 5.13(b), to the Knowledge of the Selling Stockholder, the Companies own or have valid licenses to use all material Intellectual Property used by them in the Ordinary Course of Business.

(c)           To the Knowledge of the Selling Stockholder, all of the material Intellectual Property owned by the Companies is valid and enforceable. Except as set forth on Schedule 5.13(c): (i) to the Knowledge of the Selling Stockholder, no Person is infringing upon or misappropriating any material Intellectual Property owned by the Companies, (ii) there are no pending, or to the Knowledge of the Selling Stockholder, threatened, Legal Proceedings with respect to any such infringement or misappropriation or which challenges the validity or use of the Intellectual Property used by any of the  Companies or the ownership of Intellectual Property by any of the Companies, and (iii) none of the Companies has received written notice that it is infringing, misappropriating or violating any intellectual property right or other proprietary right of another Person, and to the Knowledge of Selling Stockholder, no such infringement, misappropriation or violation has occurred.

(d)           To the Knowledge of the Selling Stockholder, no trade secrets owned by the Companies has been authorized to be disclosed or has been actually disclosed by any of the Companies to any third Person other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the trade secret consistent with best practices in the industry in which the Companies operate.

5.14       Material Contracts.

(a)           Schedule 5.14(a) sets forth all of the following Contracts to which any of the Companies is a party or by which it is bound (collectively, the “Material Contracts”):

(i)            Contracts with the Selling Stockholder or any current officer or director of the Companies;

(ii)           Contracts for the sale of any of the assets of the Companies other than in the Ordinary Course of Business;

(iii)          Contracts relating to any acquisition to be made by the Companies of any operating business or the capital stock of any other Person;

(iv)         Contracts relating to the incurrence of Indebtedness of the Companies;

(v)          Contracts relating to the lending of money by the Companies (but excluding trade accounts receivable);

(vi)         Contracts relating to the Companies’ granting to any Person a Lien on any of the assets of the Companies, in whole or in part (other than Permitted Exceptions);

(vii)        Contracts relating to the Companies’ capital expenditures, capitalized lease obligations, or its acquisition or construction of fixed assets for or in respect of any real property, involving payments in excess of $100,000 individually or $500,000 in the aggregate;

(viii)       Contracts relating to the Companies’ purchase, lease or maintenance of equipment, vehicles, inventory, materials, supplies, machinery, equipment, parts or any other property or services (excluding any such Contract (i) made in the Ordinary Course of Business, or (ii) which involves expenditures of less than $25,000, or less than $100,000 annually, or that is terminable by the Companies without penalty on notice of thirty (30) days or less);

(ix)          Contracts under which the Companies has granted or received a material license or sublicense (other than generally available off-the-shelf software licenses) under which the Companies is obligated to pay or has the right to receive a royalty or license fee in excess of $25,000 per annum (excluding any such Contract that is terminable by the Companies without penalty on notice of thirty (30) days or less);

(x)           Contracts relating to (i) the Companies’ obligation for employment, compensation for employment or severance of employment, or consulting services with the Companies’ officers or directors, or (ii) any other employee or consultant of the Companies who is entitled to base compensation thereunder in excess of $100,000 per annum;

(xi)          any Contract that obligates the Companies not to compete with any business;

(xii)         any Contract or commitment that requires any of the Companies to provide advertising privileges or exposure to any third party sponsor that involves the payment of cash, services or other consideration by such third party sponsor; and;

(xiii)        any Contract that is a joint venture or partnership contract or a limited liability company operating agreement; and

(xiv)       any Contract which requires the expenditure by the Companies of more than $75,000 in the aggregate after the date of this Agreement (excluding any such Contract that is terminable by the Companies without penalty on notice of thirty (30) days or less).

(b)          Except as set forth on Schedule 5.14(b), none of the Companies has received any written notice of any material default, or event that with notice or lapse of time, or both, would constitute a material default, by the Companies under any Material Contract. To the Knowledge of the Selling Stockholder, no other party to a Material Contract is in default of its obligations thereunder and no event that with notice or lapse of time, or both, has occurred which would constitute a default by such other party.  Selling Stockholder has provided or made available to Purchaser true and correct copies of all Material Contracts, including all amendments thereto.

5.15      Employee Benefits Plans.

(a)           Schedule 5.15(a) lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements (i) sponsored by any of the Companies (each, a “Company Benefit Plan”) or (ii) sponsored by the Selling Stockholder for the benefit of any employee of any of the Companies (each, a “Seller Benefit Plan”).  The Companies have made available to Purchaser correct and complete copies of (i) each Company Benefit Plan and Seller Benefit Plan, (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan and Seller Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan.  Each Company Benefit Plan is in material compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws.

(b)          To the Knowledge of the Selling Stockholder, (i) all Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) are so qualified and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan.  The Companies have made available to Purchaser a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan or a correct and complete copy of each pending application for a determination letter, if such determination letter is still pending.

(c)           This Section 5.15 represents the sole and exclusive representation and warranty of the Selling Stockholder with respect to the Companies’ employee benefit matters.

(d)          The Company has not incurred any liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full (including Sections 4063, 4064 and 4069 of ERISA) and to the Knowledge of the Selling Stockholder, no reasonable basis for any such liability exists.

(e)           None of the Company Benefit Plans provide for postretirement welfare benefits (other than those required to be provided under Section 4980B of the Code) to be provided to any Company Employee now or in the future, and no Company has any obligation to make payment to or with respect to any former employee pursuant to any previous retiree medical benefit.

(f)            The Companies do not maintain, administer, contribute to or is required to contribute to any “multiemployer plan” as defined in sections 4001(a)(3) and 3(37) of ERISA that covers one or more employees of the Company (a “Multiemployer Plan”). Neither Company did, at any time, withdraw from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability of any of the Companies.

5.16      Labor.

(a)           Except as set forth on Schedule 5.16(a), none of the Companies is a party to any labor or collective bargaining agreement.

(b)           Except as set forth on Schedule 5.16(b), there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Selling Stockholder, threatened against or involving the Companies, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Selling Stockholder, threatened by or on behalf of any employee or group of employees of the Companies.

(c)           Schedule 5.16(c) contains true and correct list, on a nameless basis, of (i) the titles or positions of all full time employees of the Companies as of the date hereof, (ii) the current base compensation for each such employee, and (iii) the amount of the bonus paid to date for each such employee with respect to calendar year 2009.

(d)          Neither of the Companies is required to provide any notice to employees under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109, or any similar laws (altogether, the “WARN Act”) in connection with the Transactions.

5.17      Litigation.  Except as set forth on Schedule 5.17, there are no Legal Proceedings pending against or by either of the Companies before any Governmental Body.  Except as set forth on Schedule 5.17, to the Knowledge of the Selling Stockholder, there are no Legal Proceedings threatened against the Companies before any Governmental Body, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.  The Companies are not subject to any Order of any Governmental Body that would materially and adversely affect their assets or operations.  As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of the Selling Stockholder, threatened that are reasonably likely to prohibit or restrain the ability of the Selling Stockholder to enter into this Agreement or consummate the Transactions.

5.18      Compliance with Laws; Permits.

(a)           The Companies are in compliance with all Laws of any Governmental Body applicable to their respective businesses or operations, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 5.18(a), none of the Companies has received any written notice of or been charged with the violation of any Laws, except where such violation would not reasonably be expected to have a Material Adverse Effect.

(b)           The Companies currently have all Permits which are required for the operation of their respective businesses as presently conducted, other than those the failure of which to possess would not reasonably be expected to have a Material Adverse Effect.  None of the Companies is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not reasonably be expected to have a Material Adverse Effect.

5.19      Environmental Matters.  The representations and warranties contained in this Section 5.19 are the sole and exclusive representations and warranties of the Selling Stockholder pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws.  Except as set forth on Schedule 5.19:

(a)           the operations of the Companies are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”);

(b)          none of the Companies is subject to any pending, or to the Knowledge of the Selling Stockholder, threatened claim alleging that the Companies may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law;

(c)           there are no pending or, to the Knowledge of the Selling Stockholder, threatened investigations of the businesses of the Companies, or any currently or previously owned or leased property of the Companies under Environmental Laws, which would reasonably be expected to result in the Companies incurring any material liability pursuant to any Environmental Law;

(d)           none of the Companies is a party to any Order or settlement which relates to compliance with any Environmental Law or to responsibility for investigation or cleanup of any Hazardous Materials at any location, and, to the Knowledge of the Selling Stockholder, no such Order is threatened; and

(e)           to the Knowledge of the Selling Stockholder, there are no Hazardous Materials at, or emanating or disposed from, any of the premises at which any of the Companies conducts business, which Hazardous Materials are in contravention of any applicable Environmental Law.

5.20       Financial Advisors.  Except as set forth on Schedule 5.20, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholder or any of the Companies in connection with the Transactions, and no such Person listed on Schedule 5.20 is entitled to any fee or commission or like payment from Purchaser or the Companies in respect thereof.

5.21         Insurance.  The insurance policies maintained with respect to the Companies and their respective businesses, assets and properties (the “Insurance Policies”) are listed on Schedule 5.21.

5.22         Bank Accounts.  Schedule 5.22 sets forth a true, correct and complete list of all bank accounts or similar financial depositary accounts maintained by, or in the name of, any of the Companies.

5.23         Net Operating Losses.  To the Knowledge of the Selling Stockholder, Schedule 5.23 sets forth the net operating loss of Theatre Direct as of December 31, 2008 (broken down by federal, Florida, New York State and New York City) and a schedule of the expiration date for each portion of such net operating loss.  Since the Selling Stockholder acquired Theatre Direct on or about September 11, 2000, the Selling Stockholder has owned 100% of the capital stock of Theatre Direct.

5.24         No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto) or other Selling Stockholder Document, none of the Selling Stockholder, Theatre Direct nor any other Person makes any other express or implied representation or warranty with respect to any of the Companies, the Selling Stockholder or the Transactions.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto) or other Selling Stockholder Document, the Selling Stockholder hereby disclaims all liability and responsibility for any representation, warranty, statement, information, projection or forecast made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives in connection with the sale of the Companies and the Transactions (including any information, projection or forecast that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of the Companies or the Selling Stockholder or any of their respective Affiliates in connection with the sale of the Companies and the Transactions).  The Selling Stockholder makes no representations or warranties to Purchaser regarding the probable success or profitability of the Companies.  The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Selling Stockholder that:

6.1           Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

6.2           Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transactions (the “Purchaser Documents”), and to consummate the Transactions.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 6.3(a), none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the Transactions, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law other than a violation or breach which would not have an adverse effect on Purchaser’s ability to consummate the Transactions.

(b)           Except as set forth on Schedule 6.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by Purchaser of any other action contemplated hereby.

6.4           Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the Transactions.

6.5           Investment Intention.  Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof.  Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

6.6           Financial Advisors.  Except as set forth on Schedule 6.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the Transactions, and no Person listed on Schedule 6.6 is entitled to any fee or commission or like payment from Selling Stockholder or any of its Affiliates in respect thereof.

6.7           Financial Capability.  Purchaser has delivered to the Selling Stockholder a true, correct and complete copy of (i) an executed letter (the “JPM Letter”) from J.P. Morgan Securities Inc. (“JPM”) to Purchaser, dated September 24, 2009, pursuant to which JPM stated, based on information it had received, that it was generally supportive of the Transactions and (ii) Purchaser’s existing Senior Secured Credit Agreement, dated as of January 23, 2008 with JPMorgan Chase Bank, N.A. and other lenders, as amended by Amendment No. 1 to Credit Agreement, dated as of August 22, 2008 (the “Credit Agreement”).  The Credit Agreement is in full force and effect as to Purchaser and its subsidiaries, as applicable, and to the Knowledge of Purchaser, each of the other parties thereto.  The Credit Agreement is a legal, valid and binding obligation of Purchaser and its subsidiaries, as applicable, and to the Knowledge of Purchaser, each of the other parties thereto.  To the Knowledge of the Purchaser, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Purchaser or any of its subsidiaries, as applicable, under the Credit Agreement.

6.8           No Discussions.  Since the date of the Confidentiality Agreement, the Purchaser has not discussed the existence, or terms and conditions of, any of the Transactions with third parties or disclosed to third parties the existence, or terms and conditions of, any of the Transactions, other than any discussions with, or disclosures to, any of Purchaser's officers, directors, controlled affiliates or employees or any of their respective investment bankers, attorneys or other advisors or representatives or JPM.  Since the date of the Confidentiality Agreement, to the Knowledge of the Purchaser, none of Purchaser's Affiliates has discussed the existence, or terms and conditions of, any of the Transactions with third parties or disclosed to third parties the existence, or terms and conditions of, any of the Transactions, other than any discussions with, or disclosures to, any of such Affiliate's officers, directors, controlled affiliates or employees or any of their respective investment bankers, attorneys or other advisors or representatives or JPM.

6.9           No Other Representations by Selling Stockholder.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that the Selling Stockholder is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Selling Stockholder in Article V (as modified by the Schedules hereto) or any other Selling Stockholder Document.  Purchaser acknowledges and agrees that, except for the representations and warranties contained in this Article V (as modified by the Schedules hereto) or other Selling Stockholder Document, the Selling Stockholder hereby disclaims all liability and responsibility for any representation, warranty, statement, documents, information, projection or forecast made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives in connection with the sale of the Companies and the Transactions (including any documents, information, projection or forecast that may have been or may be provided or made available to Purchaser by any director, officer, employee, agent, consultant, or representative of the Companies or the Selling Stockholder or any of their respective Affiliates in connection with the sale of the Companies and the Transactions).

ARTICLE VII

COVENANTS

7.1           Access to Information.  Prior to the Closing, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Companies and such examination of the books and records of the Companies as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  The Selling Stockholder shall cause its respective officers, employees, consultants, agents, accountants, attorneys and other representatives and the Companies to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with the Selling Stockholder, the Companies and their representatives and shall use their reasonable efforts to minimize any disruption to the business of the Companies in connection with such investigation and examination.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that Selling Stockholder or the Companies determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, jeopardize the protection of an attorney-client privilege, or expose the Companies to risk of liability for disclosure of sensitive or personal information.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Selling Stockholder, which may be withheld for any reason, (i) Purchaser shall not contact any suppliers to, or customers of, the Selling Stockholder or the Companies, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Companies.  All information provided to Purchaser and its Affiliates and Representatives pursuant to this Agreement (including pursuant to Section 7.4) shall be considered confidential and be subject to the terms of the Confidentiality Agreement.

7.2           Preparation of the Proxy Statement; Shareholders Meeting.

(a)           As soon as practicable following the date of this Agreement, (i) the Selling Stockholder shall prepare a proxy statement relating to the Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (ii) Purchaser shall promptly provide to the Selling Stockholder any information regarding Purchaser required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Selling Stockholder and (iii) the Selling Stockholder shall file the Proxy Statement with the Securities and Exchange Commission (the “SEC”); provided, however, that such filing shall be made no later than January 15, 2010.  The Selling Stockholder shall thereafter use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the shareholders of the Selling Stockholder as promptly as practicable after the Proxy Statement is cleared by the SEC.  The Selling Stockholder shall promptly notify Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Purchaser with copies of all correspondence between the Selling Stockholder and its representatives, on the one hand, and the SEC and its staff, on the other hand.  In the event that the Selling Stockholder receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Purchaser shall promptly provide to the Selling Stockholder, upon receipt of notice from the Selling Stockholder, any information regarding Purchaser required for inclusion in the response of the Selling Stockholder to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Selling Stockholder.

(b)           Subject to the terms of Section 7.4(b), the Selling Stockholder shall (x) as soon as practicable following the date on which the Proxy Statement is cleared by the SEC, establish a record date for and duly call a meeting of its shareholders to be held no earlier than April 22, 2010, or on any other date agreed to by the Selling Stockholder and Purchaser for the purpose of obtaining the Company Shareholder Approval (the “Shareholders Meeting”), (y) duly give notice of the Shareholders Meeting and convene and hold the Shareholders Meeting and (z) use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Transactions.  The Selling Stockholder shall, through its board of directors (the “Board of Directors”), recommend to its shareholders that its shareholders vote in favor of and approve the Transactions at the Shareholders Meeting, and the Proxy Statement shall include a statement to the effect that the Board of Directors has recommended that its shareholders vote in favor of and approve the Transactions at the Shareholders Meeting (the “Board Recommendation”). Notwithstanding the foregoing, (i) the Selling Stockholder shall have no obligation to do any of the foregoing if there shall have been an Adverse Recommendation Change in compliance with Section 7.4(b) and (ii) the Selling Stockholder may adjourn or postpone the Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Selling Stockholder or, if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.

7.3           Conduct of the Business Pending the Closing.

(a)           Prior to the Closing, except (I) as set forth on Schedule 7.3, (II) as required by applicable Law, (III) as otherwise permitted or contemplated by this Agreement or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Selling Stockholder shall cause the Companies to use commercially reasonable efforts to:

(i)           conduct the respective businesses of the Companies in the Ordinary Course of Business or otherwise in a manner permissible under this Agreement, including this Section 7.3; and

(ii)           preserve the business operations, organization and goodwill of the Companies, and their relationships with customers and suppliers of the Companies;

(iii)           it being agreed, however, that subject to Schedule 7.3(a)(iii), any transaction consummated or proposed providing for a third party to acquire any assets or securities of the Selling Stockholder or any of its direct or indirect subsidiaries (other than the Companies) shall not constitute a breach or violation of this Agreement.

(b)           Prior to the Closing, except (I) as set forth on Schedule 7.3(b), (II) as required by applicable Law, (III) as otherwise permitted or contemplated by this Agreement or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed given if Purchaser does not respond to any written request of a Company or the Selling Stockholder within two (2) Business Days after delivery of such request to Purchaser in accordance with Section 10.6), the Selling Stockholder shall cause the Companies not to:

(i)           declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of Theatre Direct (other than cash dividends or other distributions paid to the Selling Stockholder consistent with past practice) or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Companies;

(ii)           transfer, issue, sell or dispose of any shares of capital stock or other securities of the Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Companies;

(iii)           effect any recapitalization, reclassification or like change in the capitalization of the Companies;

(iv)           amend the certificate of incorporation or by-laws or comparable organizational documents of the Companies;

(v)           hire employees whose annual compensation equals or exceeds $100,000 per year, except for any hiring to replace the loss or departure of any existing employees if made on substantially similar terms;

(vi)           enter into any employee retention bonus plan which could have payments due after the Closing

(vii)          enter into any agreement with employees, or agree to make any payment to employees, which would be triggered by the consummation of the Transactions and would be payable after the Closing;

(viii)         other than as required by Law, a Contract listed on Schedule 5.14 or the terms of any Seller Benefit Plan or Company Benefit Plan (A) increase the annual level of compensation payable or to become payable by the Companies to any of their respective directors or employees by more than $5,000 per year, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director or executive officer of the Companies which is payable after the Closing, (C) except as required by any existing Company Benefit Plan, and other than any incentive or bonus compensation paid prior to the Closing, increase the coverage or benefits available under any Company Benefit Plan which would apply after the Closing and which would increase the overall costs of such Company Benefit Plans or create any bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, pension, retirement or other employee benefit plan or arrangement or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or materially amend any such agreement) to which any of the Companies is a party or involving a director or executive officer of any of the Companies;

(ix)           subject to any Lien, any of the properties or assets (whether tangible or intangible) of the Companies, except for Permitted Exceptions;

(x)           acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Companies (except acquisitions or dispositions of properties or assets which  are not material to the Companies, (A) pursuant to an existing Contract for fair consideration or (B) in the Ordinary Course of Business or (C) for the purpose of disposing of obsolete or worthless assets); it being agreed for purposes of clarity that this Section 7.3 does not prohibit intercompany transfers of cash among the Companies, the Selling Stockholder and its subsidiaries in the Ordinary Course of Business consistent with past practice;

(xi)           other than in the Ordinary Course of Business, cancel or compromise any material debt or claim or waive or release any material right of the Companies; it being agreed for purposes of clarity that this Section 7.3 does not prohibit intercompany transfers of cash among the Companies, the Selling Stockholder and its subsidiaries in the Ordinary Course of Business consistent with past practice, or the settlement of any intercompany accounts or debt prior to Closing;

(xii)           within 75 days after the date hereof enter into any commitment for capital expenditures of the Companies in excess of $50,000 for all commitments in the aggregate or after 75 days after the date hereof enter into any commitment for capital expenditures of the Companies in excess of $100,000 for all commitments in the aggregate (including commitments entered into prior to such 75th day); provided, however, that the Companies may enter into any commitment for capital expenditures without the consent of the Purchaser (i) in order to make emergency repairs, or (ii) to replace equipment and assets in the Ordinary Course of Business;

(xiii)         enter into, modify or terminate any labor or collective bargaining agreement of the Companies;

(xiv)         permit the Companies to enter into or agree to enter into any merger or consolidation with any Person or to adopt or agree to adopt a plan of complete or partial liquidation, dissolution, restructuring or other material reorganization of any of the Companies;

(xv)          make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to Taxes, or except as required by applicable law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return;

(xvi)         except for the replacement or substitution of existing insurance policies with similar or comparable policies, permit any insurance policy naming any of the Companies as a beneficiary or a loss payable payee to be cancelled or terminated or, except as required by any existing Company Benefit Plan, create an employee insurance benefit plan or arrangement;

(xvii)        within 75 days after the date hereof enter into any Contract relating to the Companies’ purchase, lease or maintenance of equipment, vehicles, inventory, materials, supplies, machinery, equipment, parts or any other property or services which involves expenditures of more than $50,000 annually, except for expenditures made (i) in order to make emergency repairs, or (ii) to replace equipment and assets in the Ordinary Course of Business;

(xviii)       after 75 days after the date hereof enter into any Contract relating to the Companies’ purchase, lease or maintenance of equipment, vehicles, inventory, materials, supplies, machinery, equipment, parts or any other property or services which involves expenditures of more than $100,000 annually except for expenditures made (i) in order to make emergency repairs, or (ii) to replace equipment and assets in the Ordinary Course of Business;

(xix)          other than in the Ordinary Course of Business, (A) enter into any Contract that if existing on the date hereof would be a “Material Contract” (other than contracts described in Section 5.14(vii) or (viii)), (B) terminate, amend, supplement or modify in any respect any Material Contract, (C) waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any rights or claims under any Material Contract, or (D) change incentive policies or payments under any Material Contract existing on the date hereof or entered into after the date hereof;

(xx)           incur any Indebtedness for borrowed money, enter into any guarantees of Indebtedness of other Persons (other than one of the Companies) or make any loans, advances or capital contributions to, or investments in, any other Person;

(xxi)          enter into any Contract that obligates the Companies not to compete with any business;

(xxii)         enter into any Contract that is a joint venture or partnership contract or a limited liability company operating agreement; or

(xxiii)        agree to do anything prohibited by this Section 7.3.

7.4           Non-Solicitation.

(a)           From and after the date of this Agreement until the earlier to occur of the consummation of the Transactions or the termination of this Agreement pursuant to Section 4.2(b), and except as otherwise provided for in this Agreement, the Selling Stockholder and the Companies will not, nor will they authorize or knowingly permit any of their respective officers, directors, controlled affiliates or employees or any of their respective investment bankers, attorneys or other advisors or representatives (collectively, “Representatives”) to, (and the Selling Stockholder will direct the Representatives not to) directly or indirectly: (i) solicit, initiate, or take an action intended (or which may reasonably be expected) to induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations with any Person (other than any officer, director, controlled affiliate or employee of Purchaser or any of its Affiliates or any investment banker, attorney or other advisor or representative of the Purchaser or any of its Affiliates) regarding, or furnish to any Person any information with respect to, or take any other action intended (or which may reasonably be expected) to induce any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; or (iii) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.  Notwithstanding the foregoing, prior to the approval of the Transactions by the shareholders of the Selling Stockholder at the Shareholders Meeting, nothing contained in this Agreement (including this Section 7.4) shall prohibit the Board of Directors, in response to an unsolicited Acquisition Proposal that is not withdrawn, from engaging or participating in discussions or negotiations with and/or furnishing information to the party making such Acquisition Proposal, provided that the Selling Stockholder complies with its obligations under this subsection (a) and Section 7.4(c), and that the Board of Directors: (A) in good faith, after consultation with the Selling Stockholder’s financial advisors, concludes that the offer constitutes or could reasonably be expected to result in or lead to a Superior Proposal (as defined below), and (B) determines in good faith, after consultation with its outside legal counsel, that such action is advisable in order for the Board of Directors to comply with its fiduciary obligations to the shareholders of the Selling Stockholder under applicable Law; and provided further that (x) concurrently with furnishing any such information to, or entering into discussions or negotiations with, such party, the Selling Stockholder gives Purchaser written notice of the identity of such Person or group and of the Selling Stockholder’s intention to furnish information to, or enter into discussions or negotiations with, such party and (y) the Selling Stockholder receives from such party an executed confidentiality agreement at least as restrictive as the Confidentiality Agreement, which agreement shall not in any event be required to contain a standstill agreement that would prohibit the actions contemplated by this Section; and (z) prior to or contemporaneously with furnishing any such information to such party, the Selling Stockholder furnishes such non-public information to the Purchaser (to the extent such information has not been previously furnished by the Selling Stockholder to the Purchaser).

(b)           Except as expressly permitted by this Section 7.4(b), the Board of Directors shall not (i)(A) withdraw or modify, in a manner adverse to Purchaser, the Board Recommendation or (B) publicly approve, endorse or recommend to the shareholders of the Selling Stockholder an Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) authorize the Selling Stockholder or any of its subsidiaries to enter into any merger, acquisition or similar agreement with respect to any Acquisition Proposal (other than a confidentiality agreement) (each, an “Acquisition Agreement”).  Notwithstanding anything in this Agreement to the contrary, but subject to Section 4.2(d)(ii), (x) at any time the Board of Directors of the Selling Stockholder may withdraw or modify the Board Recommendation, and/or recommend an Acquisition Proposal, if the Board of Directors determines for any reason that such action is advisable in order for the Board of Directors to comply with its fiduciary duties under applicable Law and (y) if the Transactions have not yet been approved by the shareholders of the Selling Stockholder at the Shareholders Meeting and the condition in the foregoing clause (x) is satisfied, then Selling Stockholder or its subsidiaries may enter into an Acquisition Agreement with respect to a Superior Proposal if concurrently with entering into such Acquisition Agreement, the Selling Stockholder terminates this Agreement pursuant to Section 4.2(g).

(c)           In addition to the obligations of the Selling Stockholder set forth in Section 7.4(a), the Selling Stockholder as promptly as practicable, and in any event within 48 hours, shall notify Purchaser of: (i) any request for information in connection with, or which the Selling Stockholder reasonably concludes would lead to, any Acquisition Proposal; (ii) the receipt of any Acquisition Proposal, or any inquiry with respect to or which the Selling Stockholder reasonably concludes would lead to any Acquisition Proposal; (iii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iv) the identity of the Person or group making any such request, Acquisition Proposal or inquiry. The Selling Stockholder shall keep Purchaser informed in all material respects of the status and details (including material amendments or proposed amendments) of any Acquisition Proposal.  All information provided by the Selling Stockholder to Purchaser and its representatives pursuant to this Section 7.4 shall be kept confidential and be subject to the terms and provisions of the Confidentiality Agreement.

(d)           For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Purchaser and its Affiliates) to acquire, directly or indirectly (whether by way of merger, consolidation, share exchange, business combination, recapitalization, tender or exchange offer, asset sale, lease or otherwise), for consideration consisting of cash and/or securities (A)  the assets of the Selling Stockholder and its subsidiaries (including securities of subsidiaries, but excluding sales of assets in the Ordinary Course of Business) constituting all or substantially all of the Selling Stockholder’s consolidated assets, (B) 50% or more of the outstanding voting securities of the Selling Stockholder (including any merger, tender offer, exchange offer, consolidation, business combination, arrangement or similar transaction involving the Selling Stockholder pursuant to which the shareholders of the Selling Stockholder immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction), (C) acquisition of assets of any of the Companies (including securities of subsidiaries, but excluding sales of inventory or obsolete assets in the Ordinary Course of Business) or (D) acquisition of any of the equity securities of Theatre Direct, in each case, other than the Transactions.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal to acquire (i) at least 75% of the outstanding Common Stock or all or substantially all of the assets of the Selling Stockholder and its subsidiaries on a consolidated basis or (ii) all of the equity securities of Theatre Direct or all or substantially all of the assets of the Companies, in either case, other than the Transactions: (A) with respect to which the Board of Directors shall have in good faith determined (taking into account the advice of the Selling Stockholder’s financial advisors) that the acquiring party is capable of consummating such proposed Acquisition Proposal on the terms proposed; (B) the Board of Directors shall have in good faith determined (taking into account the advice of the Selling Stockholder’s financial advisors) that the proposed Acquisition Proposal, taking into account all the terms and conditions of such Acquisition Proposal including the reasonably expected time for the consummation of such Acquisition Proposal, is more favorable to the shareholders of the Selling Stockholder, from a financial point of view, than the Transactions (taking into account any proposed modifications by Purchaser in response thereto), and (C) the Board of Directors shall have in good faith determined (taking into account the advice of the Selling Stockholder’s outside legal counsel) that accepting such Acquisition Proposal is advisable under applicable law for the discharge of its fiduciary duties.

(e)           Nothing in this Section 7.4 shall prohibit the Board of Directors from taking and disclosing to the Selling Stockholder’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, provided, however, that, except as contemplated by Section 7.4(b), the Board of Directors shall not withdraw or modify, in a manner adverse to Purchaser, the Board Recommendation or recommend an Acquisition Proposal.  In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Selling Stockholder that describes the Selling Stockholder’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act or any other applicable law, or any similar communication to the shareholders of the Selling Stockholder, shall not constitute an Adverse Recommendation Change or a withdrawal or modification or supplement, or proposal by the Board of Directors to withdraw or modify, such Board’s recommendation of this Agreement or the Transactions, or an approval or recommendation with respect to any Acquisition Proposal.

7.5           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions; provided, however, Purchaser shall have no obligation to cause the Intercreditor Agreement (as defined in Exhibit A) to contain any of the terms set forth in Exhibit A.

7.6           Selling Stockholder Guarantees.  Purchaser shall use its commercially reasonable efforts to cause Purchaser or one or more of Purchaser’s respective Affiliates to be substituted in all respects for the Selling Stockholder, effective as of the Closing, in respect of all obligations of the Selling Stockholder under each of the guarantees, bonds, sureties, letters of credit, escrow deposits listed on Schedule 7.6 (collectively, “Assurance Agreements”) made by the Selling Stockholder and its Affiliates for the benefit of the Companies.  If Purchaser is unable to effect such a substitution with respect to any Assurance Agreements after using its commercially reasonable efforts to do so, Purchaser shall indemnify and hold harmless the Selling Stockholder and its Affiliates from and against any and all losses resulting from or arising out of or relating to the Assurance Agreements.  As a result of the substitution contemplated by the first sentence of this Section 7.6 and/or the indemnity obligation contemplated by the second sentence of this Section 7.6, the Selling Stockholder and its Affiliates shall, from and after the Closing, cease to have any obligations whatsoever arising from or in connection with the Assurance Agreements, except for obligations, if any, for which the Selling Stockholder or its Affiliates will be fully indemnified pursuant to the second sentence of this Section 7.6.

7.7           Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Purchaser and the Selling Stockholder.  Thereafter, neither the Selling Stockholder nor Purchaser shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law (including any disclosure and public filings required under rules and regulations of the SEC applicable to the Selling Stockholder), applicable fiduciary duties or by any applicable listing agreement with a national securities exchange or NASDAQ as determined in the good faith judgment of the party proposing to make such release (in which case the party intending to make such release or public announcement shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof).

7.8           Consents.  The Selling Stockholder and the Companies shall use commercially reasonable efforts, and the Purchaser shall cooperate with Selling Stockholder and the Companies, to obtain at the earliest practicable date all consents and approvals required for Selling Stockholder and the Companies to consummate the Transactions, including, without limitation, the consents and approvals referred to in Section 5.3(b) and the Schedules thereto, provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested other than a payment required by the express terms of any agreement to which the Selling Stockholder or any of the Companies is a party.  The Purchaser shall use commercially reasonable efforts, and the Selling Stockholder and the Companies shall cooperate with the Purchaser, to obtain at the earliest practicable date all consents and approvals required for the Purchaser to consummate the Transactions, including, without limitation, the consents and approvals referred to in Section 6.3(b) and the Schedules thereto, provided, however, that Purchaser shall not be obligated to pay any consideration to any third party from whom consent or approval is requested other than a payment required by the express terms of any agreement to which the Purchaser is a party.

7.9           Non-Competition Agreements.

(a)           For a period of seven (7) years from and after the Closing Date,  the Selling Stockholder shall not, and shall cause its Affiliates  not to, directly or indirectly, own, manage, engage in, operate, control, work for or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the sales of tickets to live musical, live theatrical or other live entertainment performances in the City of New York, New York or that otherwise competes with the Companies’ business as it exists as of the Closing Date (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.9(a) shall (A) not restrict (i) the sale of advertisements, including online advertising, or (ii) the acquisition by the Selling Stockholder, directly or indirectly, of less than 5% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business, (B) cease upon any event of default under the Note, or any other documents listed on Exhibit A, whereby the Companies or any of their assets are controlled by, foreclosed upon or otherwise returned to the Selling Stockholder and (C) not restrict the acquisition of the Selling Stockholder by any Person which prior to such transaction was already engaged in the Restricted Business.  It is hereby understood and agreed that for the purposes of this Section 7.9(a), Mitchell Rubenstein and Laurie S. Silvers shall not be deemed Affiliates of the Selling Stockholder.

(b)           The parties hereto agree that the scope, the duration and the area for which the restrictive covenants set forth in Section 7.9(a) are reasonable in view of the substantial consideration the Selling Stockholder is receiving and in view of the fact that these covenants are ancillary to acquisition of the Companies.  In the event that any court determines that the time period or the area, or both of them, are unreasonable, the parties hereto agree that the covenants shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The parties intend that this Agreement shall be deemed to be a series of separate covenants, one for each and every county or jurisdiction.

(c)           The effective time of the limitations imposed by Section 7.9(a) shall be extended for the period of time equal to any period of time during which the Selling Stockholder or its Affiliate acts in circumstances that a court of competent jurisdiction finally determines to have violated the terms of Section 7.9(a).

(d)           Purchaser hereby agrees to comply with the covenants set forth in Schedule 7.9.

7.10           Further Assurances.  Subject to, and not in limitation of, Section 7.8, Purchaser shall use its, and the Selling Stockholder shall cause the Companies to use their, commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions.

7.11           Preservation of Records.  The Selling Stockholder and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the respective businesses of the Companies for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of the Selling Stockholder or Purchaser or any of their Affiliates or in order to enable the Selling Stockholder or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event the Selling Stockholder or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90-day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.

7.12           Use of Name.  Purchaser agrees that it shall have no right, title or interest in or to the name “Hollywood Media Corp.” or any other Marks of the Selling Stockholder or any of its Affiliates (other than the names of each of the Companies and the Marks listed on Schedule 7.12 (collectively, the “Purchased Marks”), after the Closing) or any other Marks containing or comprising the foregoing or confusingly similar thereto (all of the foregoing collectively, the “Retained Marks”).  Purchaser agrees that it will not, and will cause the Companies to not, at any time hold itself out as having any affiliation with the Selling Stockholder, or any of its Affiliates.  In furtherance thereof, as promptly as practicable but in no event later than one hundred and twenty (120) days following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all references to the Hollywood Media Corp. name and mark from all materials including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, Web sites, computer software and other materials.  Purchaser agrees that use of the Retained Marks during the period authorized by this Section 7.12 shall be (i) only with respect to inventories of packaging, labels, sales literature and other hard copy materials existing as of the Closing Date, (ii) strictly the same as existed prior to the Closing Date, and (iii) at a level of quality equal to, or greater than, the quality of goods and services with respect to which the Retained Marks were used by the Selling Stockholder prior to the Closing Date.  Purchaser agrees (i) not to contest the ownership or validity of any rights of the Selling Stockholder or any of its Affiliates in or to the Retained Marks, (ii) that the Retained Marks are the sole property of the Selling Stockholder or its Affiliates and Purchaser will do nothing inconsistent with such ownership, and (iii) not to attack the Retained Marks in any way or use, register or seek to register any Trademark which is the same as, contains, or is confusingly similar to a Retained Mark.

7.13           Employment and Employee Benefits.

(a)           Purchaser and its Affiliates shall recognize the service of each employee of a Company as of the Closing Date (each a “Company Employee”)  with any Company (or any of its predecessors) and its Affiliates prior to the Closing Date as service with the Purchaser and its Affiliates under any employee benefit plans covering or otherwise benefiting such employee after the Closing for purposes of eligibility and vesting but not benefit accrual.

(b)           Purchaser and its Affiliates shall waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) that is made available to the Company Employees after the Closing.

(c)           Purchaser and its Affiliates shall permit each Company Employee who participated in a 401(k) plan sponsored by Selling Stockholder to elect to make direct rollovers of their account balances into a 401(k) plan maintained by the Purchaser or its Affiliates (“Purchaser 401(k) Plan”) as of Closing and the direct rollover of any outstanding loan balances under such plans such that the Company Employee will continue to make payments under the terms of such loans under the applicable Purchaser 401(k) Plan.

(d)           Selling Stockholder maintains a plan qualified under Section 125 of the Code (“Selling Stockholder’s 125 Plan”) that includes flexible spending accounts for medical care reimbursements and dependent care reimbursements (“Reimbursement Accounts”).  As of the Closing Date, cash equal to the aggregate value of the Reimbursement Accounts of the Company Employees shall be transferred from Selling Stockholder to a plan established by Purchaser or its Affiliates intended to qualify under Section 125 of the Code (“Purchaser’s 125 Plan”).  Upon receipt of such amount, Purchaser (or its Affiliates) and Purchaser’s 125 Plan shall assume all liabilities with respect to the Reimbursement Accounts for the Company Employees.  Purchaser and its Affiliates shall recognize the elections of the Company Employees under Selling Stockholder’s 125 Plan for purposes of Purchaser’s 125 Plan for calendar year in which the Closing occurs.

(e)           Selling Stockholder and its Affiliates shall be responsible for providing the group health plan continuation coverage pursuant to Section 4980B of the Code and Sections 601-609 of ERISA for employees of the Companies and their eligible dependents who incurred a “qualifying event” within the meaning of Section 4980B(f)(3) of the Code at or prior to the Closing.  From and after the Closing, Purchaser and its Affiliates shall be responsible for providing the group health plan continuation coverage pursuant to Section 4980B of the Code or Sections 601-609 of ERISA for Company Employees and their eligible dependents who incur a “qualifying event” (within the meaning of Section 4980B(f)(3) of the Code) after the Closing.

(f)           Purchaser shall be responsible for, and shall indemnify and hold Selling Stockholder and its Affiliates harmless from and against, all liabilities under WARN Act arising due to a termination of Company Employees after the Closing, provided, however, that at the Closing Selling Stockholder shall provide Purchaser with a list of employees of the Companies who have experienced an “employment loss” (as defined in the WARN Act) within 90 days prior to the Closing Date.

(g)           The parties acknowledge and agree that the Liabilities with respect to any payment associated with a change of control under the employment agreements with Matt Kupchin and Jerome Kane, up to a maximum amount of $1,600,000 in the aggregate, shall be or remain the Liabilities of Theatre Direct from and after the Closing and the Selling Stockholder shall have no obligation with respect to such Liabilities up to a maximum of $1,600,000.

7.14           Financing.

(a)           Purchaser shall use commercially reasonable efforts to satisfy, as promptly as practicable (and in any event prior to the Termination Date), all conditions and obtain all consents necessary as set forth in or required under the Credit Agreement for a borrowing thereunder to make the payment at Closing under Section 3.2(b) and to deliver the Note and the Warrant at Closing under Section 3.2(c) and Section 3.2(d), respectively, and to consummate the Transactions, in each case which are within the control of Purchaser or any of its wholly-owned subsidiaries (including those party to the Credit Agreement).  For the avoidance of doubt, (i) any conditions relating to the results of operations or EBITDA (as defined in the Credit Agreement) of Purchaser or any of its Affiliates (including those party to the Credit Agreement), or value of collateral or assets or no change in management (if not a result of any termination of employment without cause by Purchaser or any of its Affiliates) and (ii) any actions taken against Purchaser or any Affiliate by a third party which restricts the ability of Purchaser to borrow under the Credit Agreement shall not be deemed to be within the control of Purchaser or any of its Affiliates.  In addition, Purchaser shall not amend or alter, or agree to amend or alter, the Credit Agreement in any manner or borrow funds under the Credit Agreement with the actual knowledge and intent at the time of such amendment, alteration or agreement or such borrowing that such amendment, alteration or agreement or such borrowing would prevent a borrowing under the Credit Agreement to make the payment at Closing under Section 3.2(b) or not allow Purchaser to deliver the Note and the Warrant at Closing under Section 3.2(c) and Section 3.2(d), respectively, and to consummate the Transactions.  Further, if available, the Purchaser shall draw funds under the Credit Agreement necessary to make the payment at Closing under Section 3.2(b).

(b)           Purchaser agrees to notify the Selling Stockholder promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) the Credit Agreement shall expire or be terminated for any reason, or (ii) JPM or any party to or lender under the Credit Agreement notifies Purchaser that Purchaser will not be entitled to borrow funds under the Credit Agreement to make the payment at Closing under Section 3.2(b) or will not be entitled to deliver the Note and the Warrant at Closing under Section 3.2(c) and Section 3.2(d), respectively, or to consummate the Transactions.

7.15           Customer Lists and Data Base.  Selling Stockholder agrees that any lists of customers of either of the Companies and any data base of customers of either of the Companies are the property of the Companies (and not the property of the Selling Stockholder) and the Selling Stockholder agrees that it shall not be entitled to use them from and after Closing for any purposes, including in connection with any sale of Selling Stockholder or any assets of Selling Stockholder.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1           Conditions Precedent to Each Party’s Obligation to Effect the Transactions.  The respective obligations of each party hereto to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained;

(b)           No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any United States Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

8.2           Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           The representations and warranties of the Selling Stockholder set forth in this Agreement shall be true and correct as of the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date); provided, however, for purposes of the condition set forth in this Section 8.2(a) (i) any materiality or Material Adverse Effect qualifications in such representations and warranties shall be disregarded, and (ii) in the event of a breach of a representation or warranty (after taking into effect disregarding materiality or Material Adverse Effect qualifications), the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together have had or are reasonably expect to have a Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of the Selling Stockholder, dated the Closing Date, to the foregoing effect.

(b)           The Selling Stockholder shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Selling Stockholder, dated the Closing Date, to the foregoing effect.

(c)           No Material Adverse Effect shall have occurred; provided, however, that for the purpose of this Section 8.2(c), a large-scale terrorism event in New York City, New York that (i) results or that could reasonably be expected to result in a long term and adverse impact on the business of the Companies or (ii) which causes the lenders under the Credit Agreement to suspend loans to businesses in New York City, New York for a period of thirty (30) consecutive days or more shall not be deemed to be an Excluded Matter.

(d)           Purchaser shall have received a written consent from the requisite lenders under the Credit Agreement for Purchaser to consummate the Transactions (the “JPM Consent”) and Purchaser shall be entitled to borrow up to $15 million under the Credit Agreement towards the payment pursuant to Section 3.2(b).

(e)           At the Closing, all documents required to be executed and delivered by Selling Stockholder (or other Persons) under Section 3.5, and certificates representing the Shares pursuant to Section 3.4, have been delivered to Purchaser.

8.3           Conditions Precedent to Obligations of the Selling Stockholder.  The obligations of the Selling Stockholder to consummate the Closing are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Selling Stockholder in whole or in part to the extent permitted by applicable Law):

(a)           The representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and the Selling Stockholder shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect.

(b)           Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and the Selling Stockholder shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect.

(c)           At the Closing, all documents required to be executed and delivered by Purchaser (and Theatre Direct or other Persons) under Section 3.6 have been delivered to Selling Stockholder.

(d)           At the Closing, (i) the Purchaser has delivered to the Selling Stockholder a copy of the JPM Consent, and (ii) JPM and any other lenders under the Credit Agreement have delivered to the Selling Stockholder any and all documents and agreements required to be delivered by JPM or such other lenders pursuant to Exhibit A (including the Intercreditor Agreement (as defined in Exhibit A)) in form and substance reasonably acceptable to the Selling Stockholder.

ARTICLE IX

TERMINATION OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; SECTION 338(H)(10) ELECTION

9.1           Termination of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall survive the Closing and expire on the date that is twenty-four (24) months after the Closing Date, provided, however, that the representations and warranties contained in Section 5.1, 5.2, 5.4, 5.5(a), 5.5(b), the first sentence of Section 5.5(c), 5.10 and 6.1 and 6.2 (all of the foregoing representations being referred to herein as the “Fundamental Representations”), shall survive the Closing until the applicable statute of limitations for such claims has expired and provided, further, that claims for indemnification related to a breach of a representation and warranty that is a reasonably foreseeable consequence of an act undertaken (or failure to disclose an exception to a representation and warranty) by the Selling Stockholder with the actual knowledge and intent that the taking of such act (or failure to make such disclosure) would lead to or cause such breach (“Intentional Breach”) shall survive until the applicable statute of limitations for such claims has expired. All covenants and agreements of the parties shall survive and remain in effect in accordance with the terms of such covenant or agreement as set forth herein (the parties agree if there is no specified period for a covenant or agreement which applies after the Closing, then such covenant or agreement shall survive in perpetuity).

9.2           Indemnification by the Selling Stockholder.  The Selling Stockholder shall save, defend, indemnify and hold harmless Purchaser and its officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against, and reimburse Purchaser Indemnified Parties for, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, obligations, debts, fines, fees, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (but excluding diminution of value, special, punitive, incidental and consequential damages or any damages based on a multiple of value) (hereinafter collectively, “Losses”) arising out of, in connection with or resulting from:

(a)           any breach of any representation or warranty made by the Selling Stockholder contained in this Agreement or any Selling Stockholder Document;

(b)           any breach of or failure to perform, carry out, satisfy or discharge any covenant or agreement of the Selling Stockholder contained in this Agreement or any Selling Stockholder Document; and

(c)           any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker for the Selling Stockholder or the Companies in connection with the Transactions.

9.3           Indemnification by Purchaser.  Purchaser shall save, defend, indemnify and hold harmless each of the Selling Stockholder, the Companies and their Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against, and reimburse Seller Indemnified Parties for, any and all Losses arising out of, in connection with or resulting from:

(a)           any breach of any representation or warranty made by Purchaser contained in this Agreement or any Purchaser Document;

(b)           any breach of or failure to perform, carry out, satisfy or discharge any covenant or agreement of Purchaser contained in this Agreement or any Purchaser Document; and

(c)           any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker for Purchaser in connection with the Transactions.

9.4           Procedures.

(a)           In order for a Purchaser Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and copies of any relevant documentation evidencing such claim.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except and solely to the extent that the Indemnifying Party is prejudiced by such failure.

(b)           The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the sole cost and expense of the Indemnified Party; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim.  Regardless of whether the Indemnifying Party assumes the defense of any Third Party Claim, each party shall cooperate with the other party in such defense and make available all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the other party.  The party controlling such defense shall keep the other party hereto advised of the status of such Third-Party Claim and the defense thereof and shall consider recommendations made by the other party hereto with respect thereto.  The Indemnifying Party shall not agree to any settlement of such Third-Party Claim that imposes any liability or obligation on the Indemnified Party or that does not include a full, complete and unconditional release of the Indemnified Party from all liability with respect thereto, in each case, without the prior written consent of the Indemnified Party. The Indemnified Party shall not agree to any settlement of such Third-Party Claim without the prior written consent of the Indemnifying Party.

(c)           In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and copies of any relevant documentation evidencing such claim.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent and solely that the Indemnifying Party is prejudiced by such failure.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

9.5          Limits on Indemnification.

(a)           No claim may be asserted against either party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party pursuant to the terms hereof on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 9.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b)           Notwithstanding anything to the contrary contained in this Agreement:

(i)           the maximum aggregate amount of indemnifiable Losses that may be recovered from the Selling Stockholder by Purchaser Indemnified Parties pursuant to Section 9.2(a) (other than for breach of a Fundamental Representation or an Intentional Breach) for claims made prior to the first anniversary of the Closing Date shall be an amount equal to $4,000,000;

(ii)           the maximum aggregate amount of indemnifiable Losses that may be recovered from the Selling Stockholder by Purchaser Indemnified Parties pursuant to Section 9.2(a) (other than for breach of a Fundamental Representation or an Intentional Breach) for claims made after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date shall be an amount equal to (A) $2,000,000 minus (B) the aggregate amount of any indemnifiable Losses that were claimed during the first year after Closing Date and were recovered or are still pending (which shall be zero if such calculation results in a negative number); provided, however, that if any pending claims from the first year after the Closing Date are resolved in favor of the Selling Stockholder prior to the second anniversary of the Closing Date, then the amount(s) of such claims resolved in favor of the Selling Stockholder shall no longer be included in clause (B) above, and provided, further, that even if Purchaser Indemnified Parties may not be able to recover indemnifiable Losses under this clause (ii) due to a pending claim, Purchaser Indemnified Parties may continue to make claims for indemnifiable Losses pursuant to Section 9.2(a) after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date until Purchaser Indemnified Parties have recovered $2,000,000 of indemnifiable Losses from the Selling Stockholder pursuant to Section 9.2(a) (other than for breach of a Fundamental Representation or an Intentional Breach);

(iii)          In addition to the offset rights under Section 9.5(f), the maximum aggregate amount of indemnifiable Losses that are recoverable from Selling Stockholder by Purchaser Indemnified Parties pursuant to Section 9.2(a) for breaches of Fundamental Representations or an Intentional Breach shall be an amount equal to the sum of all cash amounts actually received by the Selling Stockholder pursuant to this Agreement, the Note or the Warrant, including the Level 1 Earnout Amount, if any, and the Level 2 Earnout Amount, if any.

(iv)          the Selling Stockholder shall not be liable to any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 9.2(a) (other than for a breach of a Fundamental Representation or an Intentional Breach) unless and until the aggregate amount of all indemnifiable Losses that may be recovered from the Selling Stockholder equals or exceeds $500,000 (the “Basket”), and thereafter the applicable party shall be liable for all Losses including Losses up to and including the Basket;

(c)           No Losses shall be asserted by either party with respect to any matter which is covered by insurance proceeds to the extent of such insurance proceeds.

(d)           In determining the amount of any Losses for which any party seeks to be indemnified hereunder, any and all Tax benefits resulting from such Losses shall be excluded.

(e)           For purposes of determining the failure of any representations or warranties to be true and correct, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in such representations and warranties shall be disregarded.

(f)           Subject to the maximum amounts of indemnifiable Losses set forth in Sections 9.5(b)(i) and 9.5(b)(ii) for claims subject to such maximum amounts, if Purchaser has obtained the written consent of the Selling Stockholder or a final and non-appealable order of a court of competent jurisdiction that the Selling Stockholder owes any Losses under Section 9.2, then at the option of Purchaser (i) the principal amount owing under the Note may be reduced by any Losses owed to Purchaser hereunder and not paid by the Selling Stockholder, or (ii) any payments owed by Purchaser under Section 3.7 may be reduced by any Losses owed to Purchaser and not paid to the Selling Stockholder, or (iii) any payments owed by Theatre Direct under the Warrant may be reduced by any Losses owed to Purchaser and not paid to the Selling Stockholder or (iv) Purchaser may take any combination of the actions set forth in clauses (i), (ii) or (iii) of this subsection without duplication of payment. In addition, if there are any claims which have been consented to by the Selling Stockholder or for which Purchaser has obtained a final and non-appealable order of a court of competent jurisdiction that the Selling Stockholder owes Losses under Section 9.2 but the value or amount of the Losses have not been so consented to or finally determined and Selling Stockholder has not paid all of the Losses with respect to such claims at the time a payment is made to the Selling Stockholder under the Note, Section 3.7 or the Warrant, then (x) the Selling Stockholder agrees not to distribute or dividend any such payments received by it to its stockholders until Purchaser and Selling Stockholder determine in good faith the amount of the reasonably estimated Losses which Purchaser will incur under such claims (the “Estimated Losses”), and (y) upon such determination, Selling Stockholder shall not distribute or dividend to its stockholders the portion of such payments equal to the Estimated Losses not paid by Selling Stockholder until the value of all of the Losses with respect to such claims have been finally determined and paid by the Selling Stockholder.

9.6           Section 338(h)(10) Election.

(a)           Upon the request of Purchaser, the Selling Stockholder shall, or shall cause its Affiliates to, join with Purchaser in making an election under Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar elections under state, local or foreign tax law (collectively, the “Section 338(h)(10) Election”) with respect to the Companies.  Any such request shall be made by Purchaser in writing within thirty (30) days after the Closing Date.  For the purpose of making the Section 338(h)(10) Election for federal income tax purposes, on or prior to the 60th day following the Closing Date, the Selling Stockholder shall deliver to Purchaser an executed original IRS Form 8023 (or successor form).  If no Section 338(h)(10) Election is to be made, the Form 8023 will be returned to the Selling Stockholder within one hundred twenty (120) days after the Closing Date.  If a Section 338(h)(10) Election is to be made, Purchaser will file the Form 8023 with the IRS at least thirty (30) days prior to the due date of such form, and Purchaser will provide the Selling Stockholder a copy of such filing. In the event Purchaser does not request that the Selling Stockholder join in making the Section 338(h)(10) Election, the remainder of the provisions of this Section 9.6 shall not apply.

(b)           Except as otherwise specifically provided above, Purchaser shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338(h)(10) Election.  In addition to the Form 8023, the Selling Stockholder shall execute (or cause to be executed) and deliver to Purchaser such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Election at least thirty (30) days prior to the date such Section 338(h)(10) Election is required to be filed.

(c)           Purchaser and the Selling Stockholder shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable Laws.

(d)           Within (60) days after notifying the Selling Stockholder of its intent to make a Section 338(h)(10) Election, Purchaser shall provide to the Selling Stockholder a statement (the “Allocation Statement”) allocating the Purchase Price and any other items that are treated as additional Purchase Price for tax purposes among the Companies and among the different items of assets of the Companies, in a manner consistent with applicable Tax Laws.  Purchaser shall provide the Selling Stockholder a reasonable opportunity to review and comment on the Allocation Statement and cooperate in good faith with the Selling Stockholder to resolve any disagreement relating to the calculations or allocations set forth in the Allocation Statement.  In the event that Selling Stockholder disagrees within any item on such Allocation Statement, the Selling Stockholder and Purchaser shall engage the Independent Accountant to resolve such dispute in accordance with the procedures set forth in Section 3.3(c), with the costs of such engagement to be divided equally between the Selling Stockholder and Purchaser.  The Independent Accountant shall make a determination as to which of the Selling Stockholder’s position and Purchaser’s position as to the allocation of Purchase Price on the Allocation Statement is more appropriate under applicable Tax Laws, within thirty (30) days after the Independent Accountant is engaged, and such determination shall be final and binding on the parties for all purposes of this Section 9.6.  Purchaser and the Selling Stockholder shall allocate the Purchase Price in accordance with the Allocation Statement, and all Tax Returns and reports filed by Purchaser, the Selling Stockholder, and their respective Affiliates shall be prepared consistently with such allocation.

9.7           Tax Indemnification.  The Selling Stockholder shall save, defend, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising out of, in connection with or resulting from any Taxes:

(a)           imposed on or payable by any of the Companies under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) by reason of such Company being included in any consolidated, affiliated, combined, unitary or similar group at any time on or before the Closing Date;

(b)           imposed on or payable by any of the Companies with respect to any Tax period that ends on or before the Closing Date or includes the Closing Date;

(c)           imposed as a result of or attributable to any Section 338(h)(10) Election; or

(d)           attributable to any breach of a representation made in Section 5.10.

ARTICLE X

MISCELLANEOUS

10.1        Payment of Sales, Use or Similar Taxes.  All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the Transactions shall be borne one-half by Purchaser and one-half by the Selling Stockholder.

10.2        Expenses.  Except as otherwise provided in this Agreement, each of the Selling Stockholder and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

10.3        Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)           The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the borough of Manhattan of the City, County and State of New York over any dispute arising out of or relating to this Agreement or any of the Transactions or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.6.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

10.4        Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, however, that following receipt of the Company Shareholder Approval, no such amendment, supplement or change that requires shareholder approval under the Florida Business Corporation Act shall be made by the Selling Stockholder without first obtaining such shareholder approval.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.5        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction, except for matters that are required to be determined with respect to the Selling Stockholder by the Florida Business Corporation Act, which shall be governed by and construed in accordance with the laws of the State of Florida.

10.6        Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Selling Stockholder, to:

Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, Florida 33431
Facsimile: (561) 998-2974
Attention: Mitchell Rubenstein

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 833-8007
Attention:  S. Scott Parel
Marita A. Makinen

If to Purchaser, to:

Key Brand Entertainment Inc.
1619 Broadway, 9th Floor
New York, NY  10019
Attention: John Gore and Liam Lynch
Facsimile: (971) 421-5430

And to:

Key Brand Entertainment Inc.
10880 Wilshire Boulevard, Suite 870
Los Angeles, CA  90024
Attention: David Bauer Stern, Esq. and Tom McGrath
Facsimile: (310) 446-4930

With a copy (which shall not constitute notice) to:
Jeffer, Mangels, Butler & Marmaro LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, CA  90067
Facsimile: (310) 203-0567
Attention: Frederick W. Gartside, Esq.

10.7         Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.8         Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as expressly stated herein or as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Selling Stockholder or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that after Closing and subject to its compliance with Section 3.7(d), the Purchaser may assign this Agreement to an acquiror or a successor of the Companies or in connection with a sale of all or substantially all of the assets of Purchaser without the consent of the Selling Stockholder. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.9         Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Selling Stockholder, the Companies or any of their respective Affiliates shall have any liability for any obligations or liabilities of the Selling Stockholder or the Companies under this Agreement of or for any claim based on, in respect of, or by reason of, the Transactions.

10.10      Counterparts.  This Agreement may be executed in multiple counterparts and by facsimile or other electronic means, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.11      Specific Enforcement.  The parties hereby agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by such party were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which it is entitled at law or in equity.  Notwithstanding the foregoing, nothing in this Section 10.11 shall require the Purchaser to consummate the Transactions at the Closing Date and the Selling Stockholder’s remedies for any such failure shall be governed by Section 4.4(d).

10.12      Attorneys’ Fees.  In the event that any suit or action is instituted prior to Closing in connection with any termination of this Agreement pursuant to Article IV, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, such reasonable fees and expenses of attorneys and accountants, which shall include all fees, costs and expenses of appeals.  Nothing contained in this subsection shall limit the rights of the parties under Article IX of this Agreement if the Closing occurs.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

HOLLYWOOD MEDIA CORP.

By:	/s/ Mitchell Rubenstein
Name: Mitchell Rubenstein
Title: Chairman and CEO

KEY BRAND ENTERTAINMENT INC.

By:	/s/ John Gore
Name: John Gore
Title: Chief Executive Officer

EXHIBIT A

Terms of the Note

Borrower:	Key Brand Entertainment Inc. (the “Borrower”).

Lender:	Hollywood Media Corp. (the “Lender”).

Agent:	JPMorgan Chase Bank, N.A. (the “Agent”).

Credit Agreement:
That certain Credit, Security, Pledge and Guaranty Agreement, dated as of January 23, 2008, by and among, inter alios, the Borrower, Toronto Theater Ltd., the guarantors and lenders named therein, and the Agent, as amended by that Amendment No. 1 to Credit Agreement, dated as of August 22, 2008 (the “Credit Agreement”).

Second Lien Facilities:
A second lien facility to be entered into among the Borrower, Theatre Direct NY, Inc. (the “Company”), the Lender and the Agent in connection with the closing of the Transactions (the “Second Lien Facilities”).

Second Lien Note:	The promissory note to be delivered in connection with the closing of the Second Lien Facilities (the “Note”).

Principal Amount:	$8,500,000, subject to reduction as set forth in the following paragraph.

Adverse Ticketing Regulations:
The principal amount of the Second Lien Facilities and the Note shall be subject to reduction by up to $5,000,000 upon any adverse change in state or federal ticketing regulations that takes effect within two years of the Closing Date that restricts or limits the amount of services fees that may be charged on the resale of tickets (“Adverse Ticketing Regulations”), the actual amount of any such reduction to be determined by a valuation firm mutually acceptable to Lender and Borrower.

Any reduction of the principal amount of the Second Lien Facilities and the Note shall be added to the Earnout Amount as follows: (i) if no Earnout Amount has been earned, 50% of such reduction shall be added to the Level 1 Earnout Amount (as the Level 1 Regulatory Earnout Amount) and 50% of such reduction shall be added to the Level 2 Earnout Amount (as the Level 2 Regulatory Earnout Amount); and (ii) if the Level 1 Earnout Amount has been earned and the Level 2 Earnout Amount has not been earned, then 100% of such reduction shall be added to the Level 2 Earnout Amount (as the Level 2 Regulatory Earnout Amount); provided, however, if the entire Earnout Amount has been earned, there will be no such reduction in the Note for such Adverse Ticketing Regulation.

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Interest Rate:	12% per annum, payable in quarterly in cash.

Maturity:	The Note will be payable in full upon on the fifth anniversary of the Closing Date.

Mandatory Prepayment:
The Second Lien Facilities and the Note will accelerate and become immediately due and payable upon any event of default (to be defined in a manner consistent with the definition of Events of Default in the Credit Agreement, but excluding as an Event of Default any Change in Management (as defined in the Credit Agreement)) or a change in control (to be defined in a manner consistent with the definition of Change in Control in the Credit Agreement and which shall also include any sale, transfer, disposition or change in control of the Company).

Voluntary Prepayment:
Subject to the terms of the Credit Agreement and the Intercreditor Agreement (as defined below), the obligations under the Second Lien Facility and the Note may be voluntarily prepaid in whole or in part in minimum amounts of no less than $25,000.

Ranking:
The obligations under the Second Lien Facilities and the Note will be subordinated to up to $15,000,000 in the aggregate of senior indebtedness (plus all interest accrued thereon from and after the Closing Date), including amounts outstanding under the Credit Agreement or any renewal or replacement thereof.

Security:
The obligations under the Second Lien Facilities and the Note will be secured on a second priority basis by (i) a perfected pledge of the capital stock of the Company and each direct or indirect subsidiary of the Company (subject, in the case of any foreign direct subsidiary, to a pledge of 65% of the capital stock of such foreign subsidiary) and (ii) perfected security interests in substantially all tangible and intangible assets of the Company and each direct or indirect US domestic subsidiary of the Company (including equipment, investment property, intellectual property, other general intangibles, real property and proceeds of the foregoing), which shall include a mortgage on any owned real estate but not leased real estate.

2

Facilities Documentation and Intercreditor Agreement:
The Second Lien Facilities shall be documented pursuant to a loan agreement, security documents and other ancillary documents containing terms and conditions (including representations, warranties, affirmative covenants, negative covenants and events of default) which are substantially the same as those set forth for the Credit Agreement except (i) as otherwise set forth herein, (ii) the Second Lien Facilities shall not contain any financial ratio covenants, (iii) for differences necessary or customary to reflect the relative ranking of the Credit Agreement and the Second Lien Facilities, (iv) that no representations and warranties shall be given covering any period prior to the Closing Date with respect to the Company or any of its subsidiaries and (v) events of default shall not include any Change in Management.

An intercreditor agreement (the “Intercreditor Agreement”) shall be executed between the Lender, the Borrower and the Agent, which shall contain market standard provisions as between first lien and second lien facilities and any other conditions required by Agent and agreed to by the Lender, including (i) permitted enforcement by the Lenders under the Second Lien Facility after a standstill period to be agreed in the event of non-payment of principal or interest, and a standstill period to be agreed in the case of a breach of any other provisions; (ii) a payment blockage period to be agreed, (iii) a provision which permits Lender to file Lender's claim in any bankruptcy of Borrower and vote Lender's claim, (iv) a provision which will require Agent not to disproportionately foreclose on the collateral for the Note as compared to the other assets which are collateral under Credit Agreement, and (v) a provision which permits Borrower to make mandatory payments of principal and interest on the Note (other than upon on acceleration due to an event of default) when there is no event of default under the Credit Agreement.

Refinancing or Replacement of the Credit Agreement:
The loans under the Credit Agreement may be refinanced or replaced by the Borrower so long as any intercreditor agreement to be agreed with the new senior lender does not contain provisions which are adverse to Lender (including with respect to ranking as set forth above) as compared to the provisions of the Intercreditor Agreement with Agent then in effect with respect to the Credit Agreement.

3

Assignments and Participations:
No assignments or transfers by the Borrower or the Company.  The Lender may assign or transfer participations in the Second Lien Facilities without restriction, except prior to any assignment or transfer of participations Borrower shall have the right to purchase the participations for a price equal to 102.5% of the amount offered for such participations by the proposed purchaser thereof.

Governing Law and Forum:	New York.

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EXHIBIT B
Form of Warrant

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

WARRANT

to purchase shares of

Common Stock

of

Theatre Direct NY, Inc.
a Delaware corporation

Issue Date:  [●], 20__

1.           Definitions.  As used herein the following capitalized terms shall have the meanings indicated below.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Board of Directors” means the board of directors of the Corporation, including, if applicable, any duly authorized committee thereof.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Change of Control” means any transaction or series of related transactions, whether or not the Corporation is a party thereto, in which, after giving effect to such transaction or transactions, the outstanding Corporation Securities (on an as-converted or as-exercised basis) then representing in excess of fifty percent (50%) of the voting power or economic rights of the Corporation are owned directly by any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) of Persons, other than KBE and/or any of its Affiliates (including any wholly-owned subsidiary of KBE).

1

“Common Stock” means the Corporation’s authorized shares of common stock, par value $0.01 per share, and any stock into which such common stock may hereafter be converted, changed or reclassified.

“Common Stock Equivalents” means, without duplication, any security of the Corporation that is convertible into, exercisable or exchangeable for, or options, warrants or other rights to acquire, directly or indirectly, Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Corporation” means Theatre Direct NY, Inc., a Delaware corporation and any of its successors.

“Corporation Securities” means the Common Stock and/or Common Stock Equivalents, as applicable.

“Conversion Event” shall mean (A) any direct or indirect, whether occurring in any transaction or a series of related transactions, (i) sale, lease, license, exchange or other disposition of an or substantially all of the assets of the Corporation and its subsidiaries taken as a whole (including securities of the Corporation’s directly or indirectly owned subsidiaries), or (ii) merger, consolidation, share purchase, share exchange, business combination or recapitalization, tender or exchange offer or other similar transaction involving the Corporation or any of its subsidiaries (other than solely among or between the Corporation and any of its subsidiaries), in which the Corporation is not the continuing or surviving entity, in which the stockholders of the Corporation immediately prior to such transaction or transactions do not hold at least 50% of the voting power of the continuing or surviving entity immediately after such transaction or transactions, or pursuant to which Corporation Securities would be converted to cash, securities or other property, (B) any public offering of the Common Stock or any other equity securities of the Corporation or any of its successors, (C) any Change of Control or (D) any liquidation, dissolution or winding up of the Corporation.

“Economic Affiliate” means any Person of which KBE and/or any stockholder of KBE owns or is the beneficiary of, directly or indirectly through one or more intermediaries, 50% or more of the economic interests, income, profits, distributions or other similar rights or payments, whether through ownership of equity interests, by contract or otherwise.  "Economic Affiliate" also means any Person which owes to KBE and/or any stockholder of KBE, directly or indirectly through one or more intermediaries, indebtedness in an amount (including any interest, premium or other payments) that represents more than 50% of the total enterprise value of such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” means $0.01 per share of Common Stock.

2

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Issue Date” means [●], 20__.

“KBE” means Key Brand Entertainment, Inc.

“KBE Group” means KBE or any of its direct or indirect stockholders.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Preferred Stock” means any authorized class or series of capital stock of the Corporation which has any rights, privileges or preferences with respect to dividends or other distributions or upon liquidation or any deemed liquidation that are senior to the Common Stock.

“Preferred Stock Investment Amount” means the total cash consideration actually paid to the Corporation by any Person for the sale or issuance by the Corporation of any Preferred Stock to such Person.

“Purchase Agreement” means that certain Stock Purchase Agreement, dated as of December [•], 2009, as may be amended from time to time, between the Corporation and the Warrantholder, including all schedules and exhibits thereto.

“Regulatory Approvals” with respect to the Warrantholder, means, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for the Shares and to own such Shares without the Warrantholder being in violation of any applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, or notifications to any Governmental Body, including the expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Warrant” means this Warrant as it may be amended, modified or replaced from time to time.

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2.           Number of Shares; Exercise Price.  This certifies that, for value received, HOLLYWOOD MEDIA CORP. (together with its successors and assigns, the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Corporation [_________]1 shares of Common Stock (the “Shares”), at a purchase price per share equal to the Exercise Price.  The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3.           Conversion Event; Exercise of Warrant.  This Warrant shall only be exercisable if a Conversion Event occurs and shall only be exercised in whole not in part. The Corporation shall notify the Warrantholder of any Conversion Event, as promptly as practicable and in any event at least ten (10) Business Days prior to the consummation of such Conversion Event, which notice shall contain the material terms and conditions of such Conversion Event and the confirmation of the Warrantholder’s rights under this Section 3.  The right to purchase the Shares represented by this Warrant shall be exercisable, in whole and not in part, by the Warrantholder in connection with and subject to the consummation or occurrence of any Conversion Event by (A) the surrender of this Warrant and delivery of the Notice of Exercise annexed hereto at the principal executive office of the Corporation located at 1619 Broadway, 9th Floor, New York, NY 10019 (or such other office or agency of the Corporation in the United States as it may designate by notice in writing to the Warrantholder), and (B) payment of the Exercise Price for the Shares at the election of the Warrantholder by tendering in cash, by certified or cashier’s check payable to the order of the Corporation, or by wire transfer of immediately available funds to an account designated by the Corporation.

4.            Issuance of Shares; Authorization; Listing.  If this Warrant has been duly exercised in accordance with the terms of this Warrant, certificates for Shares issuable upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons no later than three (3) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant; provided, however, if the Shares are converted into cash, securities or other property pursuant to the Conversion Event resulting in the exercise hereof, then the Shares shall not be issued and this Warrant shall entitle the holder thereof to receive the cash, securities and/or other property payable for the Shares issuable upon exercise of this Warrant. The Corporation agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Corporation in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Corporation may then be closed or certificates representing such Shares may not be actually delivered on such date.  The Corporation hereby represents and warrants that the Shares issuable upon the exercise of this Warrant in accordance with the provisions of Section 3 when issued will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of Shares issuable upon exercise of this Warrant.  The Corporation will use commercially reasonable efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded.  The Corporation will reasonably cooperate to take such other actions as are necessary to obtain any Regulatory Approvals applicable to Warrantholder’s exercise of its rights hereunder, including with respect to the issuance of the Shares.

1 Insert number equal to five percent (5%) of the fully-diluted Common Stock as of the Closing Date under the Purchase Agreement.

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5.           Fractional Shares.  Fractional Shares may be issued upon any exercise of this Warrant.

6.           No Rights as Stockholders; Transfer Books.  Except as set forth herein, this Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Corporation prior to the date of exercise hereof.  The Corporation will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7.           Charges, Taxes and Expenses.  Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.

8.           Transfer/Assignment.  Prior to delivery of a notice of redemption under Section 11 (A) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Corporation by the holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Corporation, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Corporation described in Section 3.  All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Corporation.  For all purposes of this Warrant, if there is more than one Warrantholder at any time, all actions or approvals hereunder, including the exercise of the Warrant under Section 3 hereof or the election to put the Warrant under Section 11(B) hereof by Warrantholders, shall be made by a majority-in-interest of Warrantholders at such time (based on the number of Shares exercisable under all Warrants) and any such actions or approvals shall be binding on all Warrantholders.

9.           Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an, indemnity or security reasonably satisfactory to the Corporation (but without requiring the posting of any bond or letter or credit), or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Corporation shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

10.           Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

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11.           Redemption and Put of Warrant.

(A)           At any time after the first (1st) anniversary of the Issue Date, the Corporation may elect to redeem this Warrant (or the Shares issued upon exercise of this Warrant), in whole and not in part, in exchange for an amount equal to the greater of (x) the aggregate Fair Market Value of the Shares on or about the date of notice of redemption and (y) $1,000,000 (the “Redemption Price”) by delivering to the Warrantholder a notice of redemption, which when delivered shall be irrevocable by the Corporation and binding on the Corporation and the Warrantholder, stating the Corporation’s intent to redeem this Warrant and the effective date for such redemption (which shall not be more than ten (10) Business Days from the date of such notice).

(B)           At any time after the seventh (7th) anniversary of the Issue Date, the Warrantholder may elect to put this Warrant, in whole and not in part, to the Corporation in exchange for an amount equal to the greater of (x) the aggregate Fair Market Value of the Shares, and (y) $1,000,000 (the “Put Price”) by delivering to the Corporation a put notice, which when delivered shall be irrevocable by the Warrantholder and binding on the Warrantholder and the Corporation, stating the Warrantholder’s intent to put this Warrant back to the Corporation and the effective date of such put (which shall not be less than twenty (20) Business Days from the date of such notice).  Notwithstanding the foregoing, if the Corporation has delivered notice of a Conversion Event and such Conversion Event is consummated within thirty (30) days thereof, the Warrantholder may not exercise the put under this Section 11(B) until after such thirty (30) day period; provided that such restriction shall apply to only one such notice.

(C)           The Redemption Price or the Put Price, as applicable, shall be payable by the Corporation on the effective redemption or put date, as set forth in notices delivered pursuant to clauses (A) or (B) of Section 11, as applicable, by wire transfer of immediately available funds into an account designated by the Warrantholder.

(D)           For purposes of this Warrant, “Fair Market Value” means fair market value as mutually agreed by the Corporation and the Warrantholder; provided, however, that if such parties are unable to reach such agreement within a fifteen (15) Business Day period after one party delivers written notice to the other party that the notifying party desires to determine Fair Market Value for purposes of this Section 11, they shall promptly thereafter submit the matter to a mutually agreeable (acting reasonably and in good faith) nationally recognized appraisal firm with experience in such matters (the “Appraiser”) for a binding determination.  Upon selection of the Appraiser, the Corporation and the Warrantholder shall submit to the Appraiser each of their proposed determinations of fair market value and agree to execute a reasonable engagement letter with the Appraiser in connection therewith.  The Corporation and the Warrantholder shall cooperate with the Appraiser and promptly provide all documents and information requested by the Appraiser.  The Appraiser’s determination of fair market value shall not be less than the Corporation’s submitted determination of fair market value or more than the Warrantholder’s submitted determination of fair market value. The Appraiser shall deliver to the Corporation and the Warrantholder, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Appraiser), a report setting forth its calculation of fair market value, including the basis and explanation therefor.  Such report shall be final and binding upon the Corporation and the Warrantholder, shall be deemed a final arbitration award that is binding on the Corporation and the Warrantholder, and neither the Corporation nor the Warrantholder shall seek further recourse to courts or other tribunals, other than to enforce such report.  Judgment may be entered to enforce such report in any court of competent jurisdiction.  The Appraiser will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the differential between the fair market values as originally submitted by the Corporation and the Warrantholder to the Appraiser.  For example, should the differential in the fair market values submitted by the parties amount to $1,000 and the Appraiser awards $600 more than the Corporation’s original determination of fair market value, then 60% of the costs of its review would be borne by Corporation and 40% of the costs would be borne by the Warrantholder.  The Fair Market Value determined under this subsection shall be the Fair Market Value for a redemption provided that notice of such redemption is given within sixty (60)  days after such determination is made.  In case the Corporation shall make any payment, dividend or distribution (a “Distribution”) in the form of indebtedness, assets, cash, rights or other property (excluding (i) dividends pursuant to which subsection (A) of Section 12 as applicable and (ii) any Distribution with respect to any shares of Preferred Stock up to the Preferred Stock Investment Amount for such shares of Preferred Stock) on or with respect to any equity securities (or securities exercisable for or convertible into any equity securities) of the Corporation owned of record or beneficially by any member of the KBE Group or any Economic Affiliate between the Issue Date and the date of any determination of the Fair Market Value hereunder (whether by mutual agreement of by the Appraiser), Fair Market Value shall include or take into account the value of any and all such Distributions.

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(E)           In the event of a redemption or put of this Warrant pursuant to this Section 11 (including payment in full of the Redemption Price or Put Price, as applicable), this Warrant shall automatically be cancelled and the Warrantholder shall have no further rights under this Warrant.

12.           Adjustments and Other Rights.  The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication:

(A)           Stock Splits, Subdivisions, Reclassifications or Combinations.  If the Corporation shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date.  In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant determined pursuant to the immediately preceding sentence.

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(B)           Certain Issuances of Corporation Securities.  If the Corporation shall issue any Corporation Securities (other than in a transaction to which subsection (A) of this Section 12 is applicable) without consideration or at a consideration per share of Common Stock (or having a conversion or exercise price per share of Common Stock) that is less than the current Fair Market Value of the Common Stock, in such event:

(i) the number of Shares issuable upon the exercise of this Warrant immediately prior to such issuance (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (A) the numerator of which shall be the sum of (x) the number of shares of Common Stock of the Corporation outstanding on such date and (y) the number of additional shares of Common Stock issued (or into which Common Stock Equivalents may be exercised or converted) and (B) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on such date and (y) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or into which Common Stock Equivalents may be exercised or converted) would purchase at the Fair Market Value on the date of such issuance; and

(ii) the Exercise Price payable upon exercise of this Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant prior to such date and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant immediately after the adjustment described in clause (i) above.

For purposes of the foregoing, the aggregate consideration receivable by the Corporation in connection with the issuance of Corporation Securities shall be deemed to be equal to the sum of the offering price of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any Common Stock Equivalents.  If there is an adjustment to the Initial Number and the Exercise Price in connection with an issuance of a Common Stock Equivalent, then there shall be no further adjustment when Common Stock is issued under such Common Stock Equivalent, unless such Common Stock Equivalent by its terms provides, with the passage of time or otherwise, for any increase or decrease in the exercise or conversion price for or the number of shares of Common Stock issuable under such Common Stock Equivalent, in which case the Exercise Price or the Initial Number shall be recomputed to reflect any such increase or decrease as of the date of exercise or conversion.  Further, if there is no adjustment to the Exercise Price or the Initial Number required in connection with the issuance of a Common Stock Equivalent, then no adjustment to the Initial Number and the Exercise Price shall be required when Common Stock is issued under such Common Stock Equivalent, unless such Common Stock Equivalent by its terms provides, with the passage of time or otherwise, for any increase or decrease in the exercise or conversion price for or the number of shares of Common Stock issuable under such Common Stock Equivalent, in which case the Exercise Price or the Initial Number shall be recomputed to reflect any such increase or decrease as of the date of exercise or conversion.  Without the prior written consent of the Warrantholder, the Corporation agrees that it will not issue to any member of the KBE Group or any Economic Affiliate any equity securities (or securities exercisable for or convertible into any equity securities), including Preferred Stock, other than Corporation Securities and other than Preferred Stock with a liquidation preference equal to no more than the Preferred Stock Investment Amount for such Preferred Stock and which does not accrue or pay any dividends.

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(C)           Rounding of Calculations; Minimum Adjustments.  All calculations under this Section 12 shall be made to the nearest one-thousandth (1/1000th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be.  Any provision of this Section 12 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.0001 or one-hundredth (1/100th) of a share of Common Stock.

(D)           Statement Regarding Adjustments.  Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 12, the Corporation shall forthwith file at the principal office of the Corporation a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Corporation shall also cause a copy of such statement to be sent to the Warrantholder.

(E)           Proceedings Prior to Any Action Requiring Adjustment.  As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Corporation shall take any action which may be necessary, including obtaining regulatory or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 12.

(F)           Adjustment Rules.  Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur.

13.           Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

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14.           Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the borough of Manhattan of the City, County and State of New York over any dispute arising out of or relating to this Warrant or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto hereby consents to process being served by any party to this Warrant in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 16.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS WARRANT.

15.           Binding Effect.  This Warrant shall be binding upon any successors or assigns of the Corporation; provided that this Warrant may not be assigned, conveyed or otherwise transferred by the Corporation without the prior written consent of the Warrantholder.

16.           Notices.  All notices and other communications under this Warrant shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Corporation, to:

Theatre Direct NY, Inc.
1619 Broadway, 9th Floor
New York, NY  10019
Attention: John Gore
Facsimile: (971) 421-5430

With a copy (which shall not constitute notice) to:

Key Brand Entertainment Inc.
10880 Wilshire Boulevard, Suite 870
Los Angeles, CA  90024
Attention: David Bauer Stern, Esq. and Tom McGrath
Facsimile: (310) 446-4930

and

Jeffer, Mangels, Butler & Marmaro LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, CA  90067
Facsimile: (310) 203-0567
Attention: Frederick W. Gartside, Esq.

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If to the Warrantholder, to:

Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, Florida 33431
Facsimile: (561) 998-2974
Attention: Mitchell Rubenstein

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile:  (212) 833-8007
Attention:  S. Scott Parel
Marita A. Makinen

17.           Entire Agreement; Amendments and Waivers.  This Warrant and the Purchase Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof.  This Warrant can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Warrant signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Warrant, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Warrant shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

18.           Counterparts.  This Warrant may be executed in multiple counterparts and by facsimile or other electronic means, each of which will be deemed to be an original copy of this Warrant and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by their respective authorized officers, as of the date first written above.

THEATRE DIRECT NY, INC.

By:
Name:
Title:

HOLLYWOOD MEDIA CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO WARRANT]

[Form of Notice of Exercise]

Date: _________

To: ________________________

RE: Election to Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby subscribes for and purchases the number of shares of the Common Stock covered by such Warrant, as set forth below.

[If payment is made by certified or cashier’s check].  The undersigned, in accordance with Section 3 of the Warrant, hereby includes a [certified] [cashier’s check] for the aggregate Exercise Price for such shares of Common Stock.

[If payment is made by wire transfer]  The undersigned, in accordance with Section 3 of the Warrant, hereby certifies that it has paid the aggregate Exercise Price for such shares of Common Stock by wire transfer of immediately available funds to an account designated by the Corporation.

Number of Shares of Common Stock: ____________________

Aggregate Exercise Price: _____________________________________]

Holder:

By:

Name:

Title: __________